Exhibit 99.4

PUBLIC SERVICE COMMISSION
OF WEST VIRGINIA
CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 20th day of September 2013.

CASE NO. 12-1188-E-PC

APPALACHIAN POWER COMPANY and
WHEELING POWER COMPANY, both
doing business as AMERICAN ELECTRIC POWER
Petition for consent and approval of application to
securitize uncollected expanded net energy costs pursuant
to W.Va. Code §24-2-4f and affiliated agreements pursuant
to W.Va. Code §24-2-12.

FINANCING ORDER

I.	INTRODUCTION		1

	A.	Background	1
	B.	Summary of Financing Order	3
	C.	Estimates of Electric Utility Customer Savings	4
	D.	Criteria and Procedures for Final Approval of Financing Structure	4

II.	DISCUSSION AND STATUTORY OVERVIEW		5

III.	DESCRIPTION OF PROPOSED TRANSACTION		8

IV.	UPFRONT AND ONGOING FINANCING COSTS ELIGIBLE FOR RECOVERY.		11

	A.	Upfront Financing Costs.	11
	B.	Ongoing Financing Costs.	12

V.	FINDINGS OF FACT		13

	A.	Identification of Applicants and Procedural History	13
	B.	Application History	15
	C.	Approval of Securitization Joint Stipulation	18
	D.	Costs to be Securitized	18
	E.	Amount Authorized to Be Securitized	19
	F.	Rate of Return	19
	G.	Issuance Advice Letter Procedure; Provision of Information to Commission	20

i

	H.	Financial Benefit	21
	I.	Structure of the Proposed Securitization	21
	J.	Credit Enhancement and Arrangements to Reduce Credit Risk or Enhance Marketability	23
	K.	Consumer Rate Relief Property	23
	L.	Servicer and the Servicing Agreement	24
	M.	Consumer Rate Relief Bonds	25
	N.	Security for the Consumer Rate Relief Bonds	26
	O.	Consumer Rate Relief Charges: Imposition and Collection and Nonbypassability	28
	P.	Allocation and Calculation of Consumer Rate Relief Charges	30
	Q.	True-Up Adjustment Mechanism	31
	R.	Commission Financial Advisor	35
	S.	Lowest Consumer Rate Relief Charges	35
	T.	Use of Proceeds	37
	U.	Distribution Following Repayment	37
	V.	Economic Assurances	37

VI.	CONCLUSIONS OF LAW		38

VII.	ORDERING PARAGRAPHS		44

	A.	Approvals	44
	B.	Provision of Information; Issuance Advice Letter Procedure and Related Matters	45
	C.	Consumer Rate Relief Charges	46
	D.	Consumer Rate Relief Property	47
	E.	Consumer Rate Relief Bonds	47
	F.	Servicing	49
	G.	Structure of the Securitization	51
	H.	Use of Proceeds	51
	I.	Miscellaneous Provisions	51

Appendix A:	Estimated Upfront Financing & Ongoing Financing Costs
Appendix B:	Form of Issuance Advice Letter
Appendix C:	Form of True-up Request Letter
Appendix D:	Allocation Methodology; Initial Allocation Factors

ii

FINANCING ORDER

This Financing Order addresses the application (Application) of Appalachian Power Company (APCo) and Wheeling Power Company (WPCo and, together with APCo, the Applicants), under W.Va. Code §24-2-4f (the Act) for:  (1) approval of recovery of specified consumer rate relief costs including uncollected expanded net energy costs (ENEC) and certain financing costs (as such terms are defined in the Act) through a securitization financing under the Act; (2) approval of the proposed securitization financing structure and issuance of consumer rate relief bonds; (3) approval of and authority to impose, charge and collect consumer rate relief charges sufficient to pay principal of and interest on the consumer rate relief bonds plus ongoing financing costs on a timely basis; and (4) approval and authorization of the Consumer Rate Relief Charge Schedule (CRRC Schedule) (as defined below) to be filed as part of APCo’s tariff to implement the consumer rate relief charges.

I.   INTRODUCTION

A.	Background

In 2006 the Commission issued an order in Case No. 05-1278-E-PC-PW-42T (2005 Base Case) approving a Joint Stipulation and Agreement for Settlement to reinstate the ENEC proceedings involving the Applicants to be filed by March 1st of each year thereafter.  Those proceedings and subsequent ENEC proceedings are hereinafter referred to collectively as the ENEC Proceedings.The Applicants’ 2012 ENEC Proceeding was designated Case No. 12-0399-E-P and culminated in a Joint Stipulation and Agreement for Settlement (2012 Joint Stipulation) filed by the parties stipulating to the 2012 Joint Stipulation (2012 Stipulating Parties) and a July 26, 2012 Commission Interim Order adopting the 2012 Joint Stipulation as a reasonable resolution of that ENEC Proceeding.  Exhibit A to the 2012 Joint Stipulation specified the level of the Applicants’ under-recovered ENEC balance as of December 31, 2011 (and the derivation thereof), in the amount of $311.9 million, quantified a number of ENEC-related deferrals as of December 31, 2011, and identified without quantification other ENEC deferrals.

On August 22, 2012, the Applicants filed their Application for Financing Order, Approval of Affiliated Agreements, and Related Relief, consisting of the application, attachments and supporting testimony and exhibits (Application), seeking approval, among other things, to finance their unrecovered expanded net energy costs through a securitization financing mechanism (Securitization) provided for in the Act.  Specifically, Applicants requested that the Commission approve the recovery of consumer rate relief costs through securitization under the Act and the issuance of consumer rate relief bonds in an amount equal to the sum of the following amounts:  (i) the under-recovered ENEC balance as of December 31, 2011 of $311,872,391, (ii) $26,022,676 of deferred bonus coal payments, (iii) $1,925,000 of charges relating to the phase-in of the 2010 Transmission Agreement which have been previously deferred for recovery in future ENEC filings, (iv) estimated carrying charges through an assumed issuance date of February 5, 2013 on the under-recovered ENEC balance in the amount of $36,965,878, (v) $22,695,371 in deferred costs related to service to Century Aluminum of West Virginia, Inc. (Century), (vi) $10,837,893 of the estimated deferred ENEC balance relating to the

Dresden plant, and (vii) $4,879,622 relating to the estimated deferred balance of credits (pursuant to the 7.5% cap on rate increases approved in the Applicants’ 2011 ENEC Proceeding) given to customers served under the Applicants’ LCP and IP Schedules and Special Contracts for 2012 (the amount described in clauses (i) through (vii), as adjusted, the Application ENEC Securitization Amount), together with (viii) an estimated $7,101,169 million of upfront financing costs (Upfront Financing Costs, as described below) relating to the costs of issuing the bonds.  The Upfront Financing Costs would be subject to change and update prior to the pricing of the consumer rate relief bonds and approval through the Issuance Advice Letter Procedure (as defined below) authorized in this Financing Order.

Beginning on February 8, 2013, the following parties to this proceeding (Securitization Stipulating Parties), APCo and WPCo, the Staff of the Public Service Commission of West Virginia (Staff), the Consumer Advocate Division of the Public Service Commission of West Virginia (CAD), Century, SWVA, Inc. (SWVA), Air Products & Chemicals, Inc., Axiall Corporation, Bayer CropScience, Bayer MaterialScience, Constellium Rolled Products, E.I. du Pont de Nemours and Company, EQT Corporation, Huntington Alloys, and West Virginia Manufacturing, represented jointly as West Virginia Energy Users Group (WVEUG), engaged in settlement negotiations and on March 13, 2013, the Securitization Stipulating Parties filed a Joint Stipulation and Agreement for Settlement (Securitization Joint Stipulation).  In the Securitization Joint Stipulation, the Securitization Stipulating Parties agreed, inter alia, to certain modifications to the Application ENEC Securitization Amount and proposed that the Commission should authorize APCo to securitize an amount equal to the Application ENEC Securitization Amount as adjusted by the Securitization Joint Stipulation (Total Stipulation Securitization Amount), consisting of the Fixed Stipulation Securitization Amount of $376,024,583, together with Upfront Financing Costs equal to sum of (1) the fees charged and costs incurred by the Commission Financial Advisor (hereinafter defined) and (2) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants pursuant to the terms hereof.  The Securitization Stipulating Parties requested that the Commission approve and adopt the Financing Order in its entirety and without modification, as the full and final resolution of the issues raised in this proceeding.

In order for this Commission to authorize a securitization under the Act, this Commission must find, inter alia, that the issuance of consumer rate relief bonds and the imposition of consumer rate relief charges under the Act are just and reasonable and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to electric utility customers and to mitigate rate impacts on electric utility customers, as compared to traditional financing mechanisms or traditional cost recovery methods available to the electric utility (these statutory requirements are collectively referred to as the Lowest Cost Objective).1

Although the Applicants are both qualifying utilities eligible to utilize securitization, the Applicants have elected for APCo to be the sole initial owner and seller of the consumer rate relief property to be created under the Financing Order and for APCo to carry the full responsibility of servicing the consumer rate relief property.  As explained in the Application, ensuring that APCo is the sole seller/initial servicer in the Securitization will assist in satisfying

1 See W.Va. Code §24-2-4f(e)(4).

the Lowest Cost Objective.  Moreover, all of the Applicants’ under- and over-recoveries relating to ENEC are currently carried on the books of APCo and all of the under-recoveries constitute expanded net energy costs and consumer rate relief costs (each as defined by the Act) eligible to be securitized, and causing the consumer rate relief bonds to be issued through APCo alone will still permit uniformity of rates as between the Applicants.  In order to allow APCo to sponsor the securitization and maintain the uniformity of rates between the Applicants, the Applicants proposed that the ENEC rates approved in the 2012 ENEC Proceeding and as shown on the new Original Sheet No. 34 in APCo’s P.S.C. W. VA.  Tariff No, 13 and WPCo’s Tariff No. 18 remain in effect following this proceeding for WPCo customers.  The Applicants further proposed that the rates approved in the 2012 ENEC Proceeding would be used as they are today to determine the amount of revenue that is applied to the Applicants’ over/under recovery position and would continue to be carried on APCo’s books.  It is proposed that the ENEC rates of APCo would be adjusted downward by an amount equal to the consumer rate relief charges so that the ENEC recovery component and the consumer rate relief charge component, cumulatively, of APCo’s rates will be equal to the ENEC rates charged by WPCo; the foregoing shall have no impact upon the calculation or imposition of the consumer rate relief charges under this Financing Order.  Should APCo and WPCo merge in the future, consumer rate relief charges will be payable by all of the customers of the merged entity, with limited exceptions as described below.

B.	Summary of Financing Order

In this Financing Order, the Commission finds that the Total Stipulation Securitization Amount as described herein, including Upfront Financing Costs, may appropriately be recovered through securitization under the Act.  The Commission also finds that the Securitization approved in this Financing Order meets all applicable requirements of the Act.

Accordingly, under the terms of this Financing Order, the Commission:

(1)           approves the Securitization requested by the Securitization Stipulating Parties and authorizes the issuance of consumer rate relief bonds in one or more series in an aggregate principal amount equal to the sum of:  (a) the Fixed Stipulation Securitization Amount of $376,024,583, and (b) the Upfront Financing Costs incurred in connection with the issuance of the consumer rate relief bonds equal to sum of (i) the fees charged and costs incurred by the Commission Financial Advisor and (ii) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants;

(2)           approves the structure of the Securitization as provided for in this Financing Order;

(3)           approves and authorizes the imposition, charging and collection of consumer rate relief charges in an amount, calculated and adjusted from time to time as provided in this Financing Order, to be sufficient to pay the debt service on the consumer rate relief bonds, together with related Ongoing Financing Costs (as described below) on a timely basis;

(4)           approves and authorizes the form of CRRC Schedule to be filed under APCo’s tariff, as provided in this Financing Order, to implement the consumer rate relief charges; and

(5)           finds that the Applicants have provided the economic assurances described in W.Va. Code §24-2-4f(e)(12) as a condition to the effectiveness of the Financing Order.

Pursuant to the issuance advice letter procedure described in Findings of Fact Nos. 41 through 44 below (Issuance Advice Letter Procedure), the Applicants shall update their estimates of the Upfront Financing Costs, the Ongoing Financing Costs for the first twelve-month period following the Securitization and other relevant current information in accordance with the terms of this Financing Order.  APCo is authorized to cause an issuance of consumer rate relief bonds to securitize the updated financing costs reflected in the final issuance advice letter in accordance with the terms of this Financing Order.

C.	Estimates of Electric Utility Customer Savings

In order to approve the Securitization of the consumer rate relief costs authorized by this Financing Order, this Commission must find that the issuance of consumer rate relief bonds and the imposition of consumer rate relief charges under the Act are just and reasonable, and satisfy the Lowest Cost Objective.2

The Applicants have presented evidence that their electric utility customers will realize net present value savings from the Securitization.  The Applicants have also presented evidence that the consumer rate relief bonds, if structured with a substantially level annual debt service will result in lower rates for customers.  This evidence demonstrates that the issuance of the consumer rate relief bonds is just and reasonable and satisfies the Lowest Cost Objective, and thus is consistent with the Act.3 The Commission finds in this Financing Order that the Securitization will result in meaningful savings and rate mitigation relief to electric utility customers.

The Applicants will be required to calculate, in the final issuance advice letter that must be presented to the Commission prior to the issuance of the consumer rate relief bonds, the amount of present value savings (calculated at an assumed discount rate of 10% pursuant to the Securitization Joint Stipulation) which are expected to be realized through the Securitization as compared to traditional financing mechanisms or traditional cost recovery methods over a similar period.  The dollar amount of those savings shall be for informational purposes only.

D.	Criteria and Procedures for Final Approval of Financing Structure

The Applicants provided a general description of the proposed transaction structure in their Application and in the testimony submitted in support of the Application.  The proposed transaction structure does not contain every relevant detail and, in certain instances, uses only approximations of certain costs and requirements.  The final transaction structure will depend, in

2 W.Va. Code §24-2-4f(e)(4).
3 W.Va. Code §24-2-4f(d)(8).

part, upon the requirements of the nationally-recognized statistical rating organizations that will rate the consumer rate relief bonds (the “Rating Agencies”) and, in part, upon the market conditions that exist at the time the consumer rate relief bonds are offered.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the Securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirement—the most important of which is the Lowest Cost Objective described above—that must be met prior to issuing a financing order.4 This Commission is also mindful that this Financing Order will be irrevocable, and that the true-up adjustment mechanism required by the Act and the consumer rate relief charges authorized and approved in this Financing Order generally will result in the economic burden of all costs associated with the consumer rate relief bonds being borne by electric utility customers.  Accordingly, the Commission must be particularly diligent to ensure from the outset that effective criteria and clear procedures are in place to safeguard the interests of electric utility customers in all matters relating to the structuring, marketing and pricing of the consumer rate relief bonds, and to maximize the benefits potentially available to electric utility customers from the Securitization, including the benefits expected to occur versus traditional utility financings.

In view of these obligations and the requirements of the Act relating thereto, the Commission has established in this Financing Order certain criteria that must be met and certain procedures that must be satisfied in order for the approvals and authorizations granted in this Financing Order to become effective.  Among other objectives, these criteria and procedures are designed to further the statutory objectives of the Act as well as to allow the Commission, acting directly or through its designated representative or the Commission Financial Advisor, to participate in the structuring, marketing and pricing of the consumer rate relief bonds.  This Financing Order grants authority to issue consumer rate relief bonds and to impose, charge and collect consumer rate relief charges only if the final structure of the Securitization and the procedures followed comply in all respects with the criteria and procedures established in this Financing Order.  Finally, in accordance with the Act, the authority and approval granted in this Financing Order are effective only upon filing by APCo with the Commission of a final issuance advice letter demonstrating compliance with the provisions of this Financing Order.

II.   DISCUSSION AND STATUTORY OVERVIEW

The West Virginia Legislature adopted the Act in 2012 to facilitate the recovery by electric utilities of certain ENEC balances through the issuance of consumer rate relief bonds.  The Legislature provided this option for recovering consumer rate relief costs based on the conclusion that securitized financing will result in lower costs for West Virginia electric utility customers.  As a precondition to the use of securitization, the Legislature required that the utility demonstrate that the issuance of the consumer rate relief bonds satisfies the Lowest Cost Objective.5  Consequently, a basic purpose of securitization financing—the recovery of an electric utility’s outstanding ENEC balance—is conditioned upon the other basic purpose—

4 W.Va. Code §24-2-4f(e)(4).
5 W.Va. Code §24-2-4f(d)(8).

providing economic benefits to electric utility customers of electricity in the State of West Virginia.

To allow for securitization of an electric utility’s ENEC, the Commission may authorize the creation of consumer rate relief property and issuance of securities known as consumer rate relief bonds.  The net proceeds from the sale of the consumer rate relief bonds must be used directly or indirectly to recover, finance or refinance the Applicants’ ENEC balance and the Upfront Financing Costs.  Consumer rate relief bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order and are secured by consumer rate relief property and payable from revenues from consumer rate relief charges arising from consumer rate relief property.6  If consumer rate relief bonds are approved and issued, retail electric consumers must pay the principal of, interest on and related Ongoing Financing Costs of the consumer rate relief bonds through consumer rate relief charges.  Consumer rate relief charges are the nonbypassable amounts, authorized by the Commission in this Financing Order, to be collected from a utility’s customers in order to pay the debt service payments of consumer rate relief bonds and associated financing costs.7  Consumer rate relief charges will be collected by APCo as servicer, its successor or an assignee, or other collection agents as provided for in this Financing Order.8

The Commission may adopt a financing order only if it finds the issuance of consumer rate relief bonds and the imposition of consumer rate relief charges under the Act are just and reasonable and satisfy the Lowest Cost Objective.  In this proceeding, the Applicants have presented evidence that the issuance of consumer rate relief bonds, based upon then current market conditions and the structuring assumptions contained in the Applicants’ testimony, will achieve measurable and meaningful cost savings to West Virginia electric utility customers, calculated on both a present value and a nominal basis, when compared to traditional financing mechanisms.

Because the actual structure and pricing of the bonds will not be known at the time this Financing Order is issued, APCo will be required, under the Act and under this Financing Order, to file with the Commission and submit to the Commission Financial Advisor following the pricing of the bonds, a final issuance advice letter which indicates the final structure and terms of the bonds, provides APCo’s best estimate of financing costs, calculates the initial consumer rate relief charges in accordance with the true-up methodology described below and provides such other information required by this Financing Order.9  APCo may proceed with the issuance of the consumer rate relief bonds unless, prior to noon on the fourth business day after the Commission receives the final issuance advice letter, the Commission issues a disapproval letter directing that the bonds as proposed shall not be issued and containing the basis for such disapproval.  The Commission is authorized under the Act to provide additional provisions relating to the Issuance

6 W.Va. Code §24-2-4f(b)(4).
7 W.Va. Code §§24-2-4f(b)(7).
8 W.Va. Code §§24-2-4f(1)(1)-(2).
9 W.Va. Code §24-2-4f(e)(9).

Advice Letter Procedure as the Commission deems appropriate and has done so in this Financing Order.10

In this Financing Order, in addition to the information required by the Act, we require APCo to calculate in the final issuance advice letter, for informational purposes only, the present value savings (calculated at an assumed discount rate of 10% pursuant to the Securitization Joint Stipulation) expected to be realized through the Securitization.  In addition, APCo must certify to the Commission in the final issuance advice letter that, based upon the actual market conditions at the time of pricing, the proposed structure and pricing of the consumer rate relief bonds satisfies the Lowest Cost Objective.  The form of the issuance advice letter, including the certification that must be submitted by APCo, is set out in Appendix B to this Financing Order.

Under the Act, the rights to impose, charge and collect consumer rate relief charges are present existing property rights which will be created simultaneously when such rights are first transferred to an assignee and pledged in connection with the issuance of consumer rate relief bonds.11  Upon the transfer and pledge of those rights, they become consumer rate relief property and, as such, are afforded certain statutory protections.12

The Act provides that the consumer rate relief charges authorized by this Financing Order shall be nonbypassable and apply to all existing and future West Virginia retail customers of a qualifying utility or its successors and must be paid by any customer that receives electric delivery service from the utility or its successors.13  The Act also requires that an adjustment mechanism requiring that consumer rate relief charges be reviewed and adjusted, without any caps, at least annually, and more often as provided in a financing order, to correct any overcollections or undercollections of consumer rate relief charges and to otherwise ensure the timely and complete payment of consumer rate relief bonds and the Ongoing Financing Costs through the collection of consumer rate relief charges.14  In this Financing Order, consumer rate relief charges are required to be reviewed and adjusted, without any caps, annually.  In addition consumer rate relief charges are to be reviewed and adjusted semi-annually, if necessary, and following the last scheduled maturity date of the consumer rate relief bonds, quarterly to ensure that the amount of the consumer rate relief charges collected is sufficient to satisfy in a timely manner the periodic payment requirement for the consumer rate relief bonds and the Ongoing Financing Costs.  In addition this Financing Order authorizes more frequent true-up adjustments at any time, as well as the implementation of nonstandard true-up adjustments under the circumstances set forth in this Financing Order.  In all cases, those adjustments will be implemented without any caps.  These provisions will help to ensure that the consumer rate relief bonds, together with the Ongoing Financing Costs, will be paid in full on a timely basis, and will obtain the desired “AAA” or equivalent ratings.

10 W.Va. Code §24-2-4f(e)(9).
11 W.Va. Code §24-2-4f(e)(7)
12 W.Va. Code §24-2-4f(s).
13 W.Va. Code §24-2-4f(1)(1).
14 W.Va. Code §24-2-4f(k)(1).

The State of West Virginia has pledged that it will not take or permit any action that would impair the value of consumer rate relief property under this Financing Order, or revise the consumer rate relief costs for which recovery is authorized or, except pursuant to the true-up adjustment mechanism, reduce, alter or impair the consumer rate relief charges to be imposed, charged, collected or remitted for the benefit of the bondholders, assignees and financing parties (as defined in W.Va. Code §24-2-4f(b)(14)), until any principal of, and interest on and redemption premium, if any, in respect of consumer rate relief bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.15

Once the consumer rate relief property is transferred to an assignee and pledged in connection with the issuance of the consumer rate relief bonds (as will happen in the Securitization), the property will constitute a present existing property right and will continue to exist regardless of whether the consumer rate relief charges have been billed, have accrued or have been collected, and notwithstanding any requirement that the value or amount of the consumer rate relief property is dependent on the future provision of service to electric utility customers by the utility or its successors or assigns.16  Consumer rate relief charges shall continue to be collected (through a charge that is separate and apart from other rates) until all consumer rate relief bonds issued under this Financing Order and the Ongoing Financing Costs have been paid in full.17  In addition, the interests of an assignee or pledgee in consumer rate relief property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge or defense by the electric utility or any other person or in connection with the bankruptcy, reorganization or other insolvency proceedings of the electric utility or any other entity.18  Further, transactions involving the transfer and ownership of consumer rate relief property and the receipt of consumer rate relief charges are exempt from state income, sales, franchise, gross receipts, business and occupation and other taxes or similar charges.19  The creation, granting, perfection and enforcement of liens and security interests in consumer rate relief property are governed by the laws of the State of West Virginia, except as provided in the Act.20

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions set forth in the Act.

III.   DESCRIPTION OF PROPOSED TRANSACTION

A description of the Securitization proposed by the Applicants is contained in the Application.  A brief summary of the Securitization agreed to by the Securitization Stipulating

15 W.Va. Code §24-2-4f(s)(1).
16 W.Va. Code §24-2-4f(f)(4).
17 W.Va. Code §24-2-4f(1)(2).
18 W.Va. Code §24-2-4f(m)(3).
19 W.Va. Code §24-2-4f(q)(1).
20 W.Va. Code §24-2-4f(t)(1).

Parties is provided in this section.  A more detailed description is included in Section V.I, entitled “Structure of the Proposed Securitization.”

To facilitate the proposed Securitization, APCo will form a wholly-owned special purpose entity, expected to be a Delaware limited liability company (referred to herein as BondCo), to which APCo will transfer the rights to impose, charge and collect consumer rate relief charges along with other rights arising pursuant to this Financing Order.  Upon such transfer, these rights will become consumer rate relief property as provided by the Act.21

BondCo will issue consumer rate relief bonds.  The proceeds from the sale of the consumer rate relief bonds, net of Upfront Financing Costs, will be paid by BondCo to APCo in consideration for the transfer of the consumer rate relief property.  APCo will apply the net proceeds as provided in this Financing Order.

BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of either Applicant or any affiliate, or any of their respective successors and assigns.  It is expected that BondCo will be managed by five managers.  At all times at least two of BondCo’s managers will be independent managers, and each independent manager will remain as an independent manager unless and until a replacement independent manager has been installed.

At the time of the Securitization, APCo will capitalize BondCo, from APCo’s own capital, in an amount anticipated to be 0.50% of the original principal balance of the consumer rate relief bonds.  The capital contribution will be held in a capital subaccount of the collection account established under the indenture pursuant to which the consumer rate relief bonds are issued.  APCo will earn a rate of return on this initial capital contributed to BondCo equal to the average cost of APCo’s long-term debt as approved in Case No. 10-0699-E-42T of 5.85% per annum, as agreed upon in the Securitization Joint Stipulation.  This rate of return will be paid from consumer rate relief charges as an Ongoing Financing Cost.

The consumer rate relief bonds will be issued pursuant to an indenture administered by an indenture trustee.22  Pursuant to the indenture, BondCo will establish a segregated trust account (Collection Account) into which all consumer rate relief charge remittances shall be deposited.  The Collection Account will also include one or more subaccounts, including the capital subaccount described above.  The consumer rate relief bonds will be secured by and payable solely out of the consumer rate relief property created pursuant to this Financing Order and other collateral described in the Application.  That collateral will be pledged to the indenture trustee for the benefit of the holders of the consumer rate relief bonds and to secure payment of the Ongoing Financing Costs.

APCo will act as the initial servicer of the consumer rate relief bonds.  As servicer, APCo will be responsible for metering, calculating, billing, collecting and remitting to the indenture

21 W.Va. Code §24-2-4f(e)(7).
22 If more than one series of consumer rate relief bonds is issued, each series will be issued pursuant to a separate indenture and be subject to its own set of basic agreements.  For purposes of this Financing Order, the description of the consumer rate relief bonds applies to each series of consumer rate relief bonds.

trustee the collected consumer rate relief charges arising from the consumer rate relief property.  APCo will also be responsible for making all required or allowed true-up adjustments of the consumer rate relief charges and for preparing and filing any other reports with the Commission, the indenture trustee, the Rating Agencies or other financing parties.  APCo may not voluntarily resign from its duties as servicer if the resignation will harm the then-current credit ratings on the consumer rate relief bonds.  If APCo defaults on its obligations as servicer, then an independent successor servicer acceptable to the indenture trustee and the Rating Agencies would be named to replace APCo.

As compensation for its duties as servicer, APCo will receive a servicing fee equal to 0.05% per annum of the original principal balance of the consumer rate relief bonds, plus out-of-pocket expenses, such as those of accountants and counsel.  This fee is based on current market rates on similar transactions.  In the event a substitute, third-party servicer is required to be appointed, the annual servicing fee may be increased, but shall not exceed 1.25% of the original principal balance of the consumer rate relief bonds unless otherwise approved by the Commission.  APCo will indemnify electric utility customers for any loss occasioned by its default under the Servicing Agreement.

APCo will also provide certain administrative services for BondCo, and for such services APCo will receive an annual fee of $100,000, plus out-of-pocket expenses such as those of accountants and counsel.

The consumer rate relief charges will be calculated to ensure the collection from APCo’s customers of an amount sufficient to pay on a timely basis the debt service due on the consumer rate relief bonds together with the Ongoing Financing Costs.  The consumer rate relief charges by rate class will be calculated pursuant to the allocations reflected in Appendix D to this Financing Order.  In addition to the annual true-up required by the Act, true-ups shall be performed semi-annually (or quarterly after the last scheduled maturity date of the consumer rate relief bonds) if necessary and appropriate to ensure that the amount collected from consumer rate relief charges is sufficient to pay debt service on and Ongoing Financing Costs related to the consumer rate relief bonds on a timely basis, and may be performed at other times as provided in this Financing Order.  A nonstandard true-up will be allowed for other circumstances as provided in this Financing Order.  The methodology for making true-ups and allocation adjustments and the circumstances under which each will be made are described in this Financing Order, which is consistent with Applicants’ testimony as revised to reflect the Securitization Joint Stipulation.  In all cases those adjustments will be implemented without any caps.  If consumer rate relief bonds are issued in more than one series, then each series will be subject to a separate true-up pursuant to the Act and this Financing Order; provided, however, that more than one series may be adjusted in a single proceeding.  These true-up provisions will help to ensure that the consumer rate relief bonds, together with Ongoing Financing Costs, will be paid in full on a timely basis, and will obtain the desired “AAA” or equivalent ratings.  The consumer rate relief charges will remain in effect until BondCo has received collections sufficient to pay in full the consumer rate relief bonds and all Ongoing Financing Costs.

The Applicants have proposed a structure for the consumer rate relief bonds that is designed to produce substantially level annual debt service and revenue requirements over the life of the consumer rate relief bonds.  The Commission determines that the final bond structure should attempt to achieve a substantially level annual debt service and revenue requirements over the life of the consumer rate relief bonds.  Although the Applicants initially proposed in the Application that the consumer rate relief bonds would have a scheduled term of approximately ten years and a final legal maturity date of no later than thirteen years after issuance, the Securitization Stipulating Parties agreed that the consumer rate relief bonds would have a scheduled term of not more than fifteen years and a final maturity date no later than eighteen years, with the actual dates to be determined by the Applicants in conjunction with the Commission Financial Advisor.  The Commission adopts the approach of the Securitization Joint Stipulation and finds that that the Applicants and their underwriters, in conjunction with the Commission Financial Advisor, should evaluate and provide scheduled and final maturities for the tranches of Consumer Rate Relief Bonds of not more than fifteen and eighteen years, respectively.

APCo did not request, and no other party advocated for, the use of variable rate bond instruments, foreign currency denominations or the use of swaps or other hedging devices as part of the consumer rate relief bond structure, and the Commission agrees that the risks of using such instruments would outweigh their benefits under current market conditions.  Accordingly, we will prohibit APCo from issuing floating rate bonds, foreign currency denominations or utilizing swaps or other hedging instruments as part of the structure of the consumer rate relief bonds.

IV.   UPFRONT AND ONGOING FINANCING COSTS ELIGIBLE FOR RECOVERY.

The Applicants propose that two general categories of financing costs be recovered from the proceeds of the consumer rate relief bonds or the collection of consumer rate relief charges:  Upfront Financing Costs and Ongoing Financing Costs.

A.	Upfront Financing Costs.

Upfront Financing Costs include financing costs that are incurred prior to or in connection with the issuance of a series of consumer rate relief bonds that can be financed with the proceeds of the consumer rate relief bonds, pursuant to the provisions of W.Va. Code §24-2-4f(b)(11).  These Upfront Financing Costs include counsel fees, APCo advisor fees, fees for the Commission Financial Advisor, underwriting fees, Rating Agency fees, accountants’ fees, Securities and Exchange Commission (SEC) registration fees, printing and marketing expenses and other fees and expenses as more particularly described in Appendix A to this Financing Order.  The Applicants estimated in their Application that the Upfront Financing Costs, based upon a proposed issuance on or about February 5, 2013, would be approximately $7.1 million.  In this Financing Order, we will cap the amount of Upfront Financing Costs which may be securitized to an amount equal to sum of (i) the fees charged and costs incurred by the Commission Financial Advisor and (ii) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants.

The Commission is mindful of the fact that many of the Upfront Financing Costs, such as legal fees, will not be known until at or near the time of issuance.  Further, other Upfront Financing Costs will vary depending on the size of the final issuance of the consumer rate relief bonds.  Specifically, the Commission realizes that the registration fee with the SEC, Rating Agency fees and underwriting fees are proportional to the amount of consumer rate relief bonds actually issued.  In addition, the SEC formula for calculating registration fees changes from time to time.  Other Upfront Financing Costs, such as original issue discount, will be determined at the time of sale.  Accordingly, actual Upfront Financing Costs will not be known until or after the pricing of the consumer rate relief bonds.

Through the Issuance Advice Letter Procedure approved in this Financing Order, the Applicants will be required to update and submit prior to pricing a draft issuance advice letter and then again, not later than the close of business on the first business day after the pricing of the consumer rate relief bonds, a final issuance advice letter, which, in each case, will include an updated estimate of the Upfront Financing Costs incurred in connection with the bond issuance, subject to the cap described above.  The Commission finds that the estimated Upfront Financing Costs as proposed herein by the Applicants are reasonable and, subject to review and approval pursuant to the Issuance Advice Letter Procedure as described in this Financing Order, and subject to the cap described above, are authorized and eligible for recovery under the act in the amount to be securitized.

B.	Ongoing Financing Costs.

Ongoing Financing Costs are costs of servicing the consumer rate relief bonds over their life, and include administration fees, servicer fees, the level of funding of any over-collateralization subaccount (if such an account is determined to be required), replenishment of the capital subaccount (if required), trustee, legal, accounting and Rating Agency fees, and miscellaneous fees and expenses relating to servicing the consumer rate relief bonds.

In their Application, the Applicants have proposed both to fix the servicing fees (so long as APCo or an affiliate is acting as servicer) and the administration fee.  The Commission finds that these fees are consistent with the market and are appropriate.  Further, as set forth in the Ordering Paragraph on this issue, the annual servicing fee payable to any other servicer not affiliated with either Applicant may not at any time exceed 1.25% of the original principal balance of the consumer rate relief bonds unless such higher rate is approved by the Commission pursuant to the Ordering Paragraph on this issue.

Although the debt service schedule for the consumer rate relief bonds will be established at the time of pricing and will be subject to review before the issuance of the bonds pursuant to the Issuance Advice Letter Procedure, the actual debt service paid over the life of the consumer rate relief bonds may vary.  For example, Ongoing Financing Costs will vary during the term of the consumer rate relief bonds, and are not determinable on or before the issuance of the consumer rate relief bonds.  Additionally, if an undercollection of consumer rate relief charges were to cause a delay in the scheduled amortization of the bonds, the amount not paid in a timely manner would continue to bear interest until paid.  Accordingly, the Applicants have requested that APCo or its assignee or pledgees be entitled to recover the actual Ongoing Financing Costs as incurred.

The Commission finds that recovery of actual Ongoing Financing Costs as described above, including the requirement that all Ongoing Financing Costs be recoverable in full, is reasonable and consistent with obtaining the desired “AAA” or equivalent rating on the bonds, and should be approved.  The projected Ongoing Financing Costs for the first twelve months following issuance of the bonds will be subject to review pursuant to the Issuance Advice Letter Procedure.

V.   FINDINGS OF FACT

A.	Identification of Applicants and Procedural History

1.   APCo is a corporation organized under the laws of the Commonwealth of Virginia and provides electric service to electric utility customers in West Virginia and Virginia.  WPCo is a corporation organized under the laws of West Virginia and provides electric service to electric utility customers in West Virginia.

2.   Each Applicant is a “qualifying utility” within the meaning of the Act and is engaged “in the delivery of electric energy to electric utility customers in this state.”23  APCo will, however, be the sole initial owner and seller of the consumer rate relief property to be created under this Financing Order and APCo will carry the full responsibility of servicing the consumer rate relief property.

3.   In 2006 the Commission issued an order in the 2005 Base Case approving a Joint Stipulation and Agreement for Settlement to reinstate the ENEC proceedings, to be filed by March 1st of each year thereafter.  The Applicants’ 2012 ENEC proceeding was designated Case No. 12-0399-E-P and was adjudicated before the Commission, culminating in the 2012 Joint Stipulation filed by the 2012 Stipulating Parties and a July 26, 2012 Commission Interim Order adopting the 2012 Joint Stipulation as a reasonable resolution of the ENEC proceeding.  Exhibit A to the 2012 Joint Stipulation specified the level of the Applicants’ under-recovered ENEC balance (and the derivation thereof) as of December 31, 2011, in the amount of $311.9 million.  The July 26, 2012 Commission Interim Order was adopted as the Final Order of the Commission, with the addition of certain under-recoveries related to Century, on December 21, 2012, as discussed further below.

4.   The unrecovered ENEC balance of $311.9 million excluded other deferred ENEC related items (“ENEC Related Deferrals”) which are traditionally handled in the ENEC Proceedings.  These ENEC components include (1) bonus coal payments; (2) carrying charges accrued during 2011 and 2012; (3) Century Bank; (4) Century ENEC under-recovered balance; (5) Dresden deferral; (6) deferral related to 7.5% cap during 2012; and (7) phase-in of the new transmission agreement, each as further described below.  As described in the Securitization Joint Stipulation, the Fixed Stipulation Securitization Amount does not include certain ENEC Related Deferrals.  The ENEC Related Deferrals that are not included in the Fixed Stipulation Securitization Amount are bonus coal payments, the phase-in of the new transmission agreement, and such carrying charges as were accrued in 2012 and 2013.  The Fixed Stipulation Securitization Amount does include carrying charges accrued in 2011.

23 See W.Va. Code §24-2-4f(b)(20).

5.   Bonus coal payments, which together with carrying charges totaled $26,022,676 as of December 31, 2011, have been addressed in the previous three ENEC Proceedings and are being amortized for recovery over the remaining life of the coal contracts.  The bonus coal payments are part of the total ENEC under-recovery balances, and the Applicants requested in the Application that the balance be recovered through Securitization under this Financing Order.  Pursuant to the Securitization Joint Stipulation, bonus coal payments are not included in the Fixed Stipulation Securitization Amount.

6.   The Applicants have been allowed a carrying charge on the under-recovered ENEC balance since November 2009 and began recovery of a portion of that amount in July 2011.  The carrying charge balance as of December 31, 2011, was $25,465,878 and will continue to accrue until such time as consumer rate relief bonds authorized by this Financing Order are issued.  The estimated carrying charges through February 5, 2013 (the assumed issuance date of the consumer rate relief bonds), are $11.5 million, bringing the total projected carrying charge amount to $36,965,878.  As described in the Securitization Joint Stipulation, only the $25,465,878 of the carrying charge balance as of December 31, 2011, is included in the Fixed Stipulation Securitization Amount.  Pursuant to the Securitization Joint Stipulation, carrying charge balances incurred after December 31, 2011, are not included in the Fixed Stipulation Securitization Amount.

7.   In the ENEC Proceedings, the Commission approved a special rate mechanism for Century and authorized the Applicants to record a regulatory asset in the amount of any under-recovery caused by such special rates.  APCo currently classifies two such regulatory assets, one called Century Bank (as described below) and the other referring to Century’s under-recovered ENEC Balance.  In the 2012 ENEC Proceeding, the Applicants requested that the Century Bank be included in the under-recovered ENEC balance so that it could be included in the request for securitization.  The under-recovered ENEC balance related to Century as of December 31, 2011, stood at $8,775,015, and the Century Bank had an under-recovered balance of $13,920,356.  The Special Contract provided for Century to pay the lower of a cost-based rate or the current rate plus a variable rate component which fluctuated with the international price of aluminum.  When aluminum prices were high, Century’s total rate was higher; when prices were low, Century’s total rate was lower.  The impacts of these rate fluctuations were recorded as a running cumulative balance of surpluses and deficits called the Century Bank.  The deferred Century Bank balance has continued to be carried on APCo’s books following the shutdown of Century’s production facility in February 2009.  In the 2012 Joint Stipulation, the 2012 Stipulating Parties proposed that the resolution of the treatment of those Century-related sums be adjudicated in Century’s special rate proceeding, Case No. 12-0613-E-PC, and the Applicants included these sums in the Application on the assumption that securitization of that sum would be consistent with the Commission’s resolution of that case.  On October 4, 2012, the Commission issued an Order in Case No. 12-0613-E-PC, in which the Commission, inter alia, approved a special rate mechanism for Century which it could accept by no later than December 31, 2012, and terminated the special rate mechanism for Century established in Case No. 05-1278-E-PC-PW-42T.  The Commission also elected to include the under-recovery related to Century that APCo recorded as a regulatory asset into the under-recovery balance in the 2012 ENEC proceeding.  On December 14, 2012, the Commission issued an Order in which the Commission responded to petitions for reconsideration and clarification in Case No. 12-0613-E-PC.  In its December 14, 2012 Order, the Commission clarified its October 4, 2012 Order on one issue, but otherwise concluded that the terms of the Commission’s October 4, 2012 Order will remain in effect.  Century did not file a special rate contract with APCo prior to the December 31, 2012 deadline for such a filing.  On December 21, 2012, the Commission issued its final order in the 2012 ENEC case in which it ordered that the under-recoveries related to Century totaling $22,695,371 will be added to the ENEC under-recovery balance set forth in the 2012 Joint Stipulation.

8.   In another provision of the 2012 Joint Stipulation, the 2012 Stipulating Parties agreed to allow the deferred balance related to the Dresden Plant, from the date it began commercial operation through July 31, 2012, to be approved for recovery through securitization.  The estimated balance of the Dresden Plant deferral is projected to be $10,837,893 and the Securitization Stipulating Parties request that this balance be approved for recovery through a Securitization under this Financing Order.

9.   In the Applicants’ 2011 ENEC Proceeding, the Commission’s Order placed a cap on the amount of rate increases for customers served under the Applicants’ LCP and IP Schedules and Special Contracts and directed the Applicants to provide a credit that would be deferred for recovery in future ENEC filings.  The 2012 Joint Stipulation, as adopted by the Commission, provides that this cap be terminated as of August 1, 2012, and that the amounts deferred because of the cap between July 1, 2011, and December 31, 2011, be included in the ENEC balance for future recovery.  The actual balance associated with the cap for 2012 is $5,153,050.  The Securitization Stipulating Parties agree that this amount will be included in the Fixed Stipulation Securitization Amount.

10.   In 2010 the Applicants filed a new transmission agreement which provided for a phase-in of the differences between the new agreement and the old agreement.  The revenues and costs associated with both the old and new transmission agreements are included in the ENEC balance.  The phase-in difference has been deferred for recovery in future ENEC filings.  The Applicants requested in the Application that the deferred balance of $1,925,000 as of December 31, 2011, be approved for recovery through a Securitization under this Financing Order.  Pursuant to the Securitization Joint Stipulation, the phase-in difference for the transmission agreements is not included in the Fixed Stipulation Securitization Amount.

11.   Taking into account the amounts included in or excluded from the Application ENEC Securitization Amount pursuant to the Securitization Joint Stipulation, as described in Findings of Fact Nos. 4 through 10, the Total Stipulation Securitization Amount is agreed to be the Fixed Stipulation Securitization Amount of $376,024,583, plus Upfront Financing Costs equal to sum of (1) the fees charged and costs incurred by the Commission Financial Advisor and (2) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants.

B.	Application History

12.   On August 22, 2012, the Applicants filed an application to securitize uncollected expanded net energy costs (and associated securitization financing costs) pursuant to W.Va. Code §24-2-4f and to obtain approval of affiliate agreements pursuant to W.Va. Code §24-2-12, (drafts of which agreements were to be submitted within thirty days after the filing of August 22,

2012).  Included with the Application were the direct testimony and exhibits of five witnesses, Steven H. Ferguson, Charles N. Atkins, Renee V. Hawkins, Jeffery L. Brubaker, and Charles W. Gary.

13.   On August 30, 2012, Century and CAD filed motions to intervene in this case.

14.   On September 4, 2012, the Commission issued an Order which, among other things, established dates for the filing of testimony, required the Applicants to publish a prescribed Notice of Hearing, and scheduled an evidentiary hearing in this matter to commence at 9:30 a.m. on November 1, 2012.  In its September 4, 2012 Order, the Commission also granted the Century and CAD petitions to intervene and further granted intervenor status to WVEUG and SWVA.

15.   On September 6, 2012, CAD filed a petition requesting that the procedural schedule in this case be extended.

16.   On September 17, 2012, the Applicants filed drafts of the following four affiliate agreements:

1.      AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT by which APCo will create Appalachian Consumer Rate Relief Funding LLC;

2.      CRR PROPERTY PURCHASE AND SALE AGREEMENT to be entered between APCo and Appalachian Consumer Rate Relief Funding LLC;

3.      CRR PROPERTY SERVICING AGREEMENT to be entered between APCo and Appalachian Consumer Rate Relief Funding LLC; and

4.      ADMINISTRATION AGREEMENT to be entered between APCo and Appalachian Consumer Rate Relief Funding LLC (collectively, the “Affiliate Agreements”);

and also submitted a draft of the bond Indenture, which does not require approval, but which contains definitions of various terms used in the Affiliate Agreements.

17.   On September 19, 2012, the Commission issued an Order which, among other things, rescinded the procedural schedule set out in its September 6, 2012 Order and scheduled an evidentiary hearing in this matter to commence at 9:30 a.m. on December 18, 2012.  The Commission furthered scheduled a settlement conference for February 13, 2013, in order for the parties to engage in settlement negotiations.

18.   On September 24, 2012, Staff filed its Initial Joint Staff Memorandum.

19.   On October 26, 2012, CAD filed a motion asking the Commission to retain a financial advisor.

20.   On November 20, 2012, the Commission issued an Order, which, among other things, cancelled the procedural schedule established in the September 19, 2012 Order and required the parties to develop a new procedural schedule.

21.   On December 7, 2012, the Commission issued an Order adopting a new procedural schedule and scheduled an evidentiary hearing in this matter to commence at 9:30 a.m. February 26, 2013.

22.   The Applicants provided public notice in substantial compliance with the Commission’s mandate.

23.   In the course of the discovery phase of this proceeding, requests for information were filed by various parties and responded to by the parties to whom they were addressed.

24.   On January 28, 2013, Staff filed the direct testimony of Edwin L. Oxley and Brian Dworsky, CAD filed the direct testimony of Byron L. Harris, and WVEUG filed the direct testimony of Stephen J. Baron.

25.   On February 8, 2013, the Commission issued an Order indicating, among other things, that the Commission had retained a financial advisor (“Commission Financial Advisor”).  According to the February 8, 2013 Order, the Commission Financial Advisor is to “assess and evaluate the record and assist the Commission in its deliberations.”24  The Commission Financial Advisor will also “assist in the timing and placement of the consumer rate relief bonds.”25  Because the Commission obtained a Commission Financial Advisor, it dismissed as moot the CAD’s motion that the Commission obtain a financial advisor.

26.   On February 11, 2013, the Commission issued an Order extending the deadline for filing rebuttal testimony until February 14, 2013, in order to afford the parties additional time to conduct settlement negotiations.

27.   On February 11, 2013, CAD filed the rebuttal testimony of Byron L. Harris.

28.   On February 13, 2013, the parties were engaged in a settlement conference.

29.   On February 14, 2013, the Applicants filed the rebuttal testimony of Steven H. Ferguson, Charles N. Atkins, Renee V. Hawkins, and Charles W. Gary.  WVEUG filed the rebuttal testimony of Stephen J. Baron.

30.   On February 15, 2013, the Commission issued an Order requiring the parties to file a report on the status of their settlement negotiations on or before February 20, 2013.

31.   On February 20, 2013, the Applicants filed a joint status report on behalf of all of the parties to this proceeding to comply with the Commission’s February 15, 2013 Order.  The Applicants reported that all of the parties had engaged in settlement discussions and had reached

24 February 8, 2013 Order at 1.
25 Id. at 1-2.

an agreement in principle as to all of the issues in this case.  The Applicants represented on behalf of all of the parties that they expected to be able to file final versions of a Securitization Joint Stipulation and a revised proposed financing order by the close of business on February 26, 2013.

32.   On February 22, 2013, the Commission issued an Order, among other things, describing the form that the February 26, 2013 hearing would take and directing all of the parties to file their Securitization Joint Stipulation and revised proposed financing order by 4:00 p.m. on February 26, 2013.

33.   On February 26, 2013, the first day of the hearings was held.  At the hearing the parties reported that settlement talks were progressing but would require additional negotiations.  The parties tendered, and the Commission accepted into the record, the pre-filed written testimony of the witnesses for the parties.

33a.           On March 13, 2013, the parties submitted a Joint Stipulation and Agreement for Settlement and a Revised Proposed Financing Order in resolution of this proceeding.

33b.           On June 21, 2013, the Commission issued an Order setting a hearing for July 30, 2013, for the purpose of accepting the Joint Stipulation and Agreement for Settlement and Revised Proposed Financing Order in the record.  The Commission directed the parties to provide a witness list of those witnesses appearing to support the settlement documents.

33c.           The Commission convened the July 30, 2013 hearing as scheduled.  During the course of the hearing the Commission accepted the settlement documents into the record.

33d.           On July 31, 2013, the parties filed a letter notifying the Commission that none of the parties wished to submit written briefs in this case.

C.	Approval of Securitization Joint Stipulation

34.   The Securitization Joint Stipulation has been reviewed by this Commission, and the Commission finds the Securitization Joint Stipulation just and reasonable and in the public interest and approves and adopts the Securitization Joint Stipulation as filed.

D.	Costs to be Securitized

35.   The costs to be securitized through the issuance of consumer rate relief bonds authorized in the Financing Order will equal the Fixed Stipulation Securitization Amount and the Upfront Financing Costs agreed to in the Securitization Joint Stipulation and as described in Finding of Fact No. 11.

36.   The consumer rate relief bonds will not be included in the regulatory capital structure of either Applicant going forward.  For Generally Accepted Accounting Principles (GAAP) purposes, however, because BondCo will be consolidated with APCo for financial reporting purposes, the consumer rate relief bonds will be recorded as long-term debt on the consolidated balance sheet of APCo.  Applicants will make annual ENEC filings to address any ongoing ENEC deferral balances.

37.   The Upfront Financing Costs as described in the Application are “financing costs” eligible to be securitized under the Act and to be included in the principal balance of the consumer rate relief bonds.  “Financing costs” as defined in the Act include, among other things, all of the following items:  (1) principal, interest and redemption premiums that are payable on consumer rate relief bonds; (2) any amounts required to be paid pursuant to ancillary agreements; (3) any amounts required to fund or replenish a reserve account or another account established under any indenture, ancillary agreement or other financing document relating to the consumer rate relief bonds; (4) certain other costs incurred to obtain modifications of or amendments to any indenture, financing agreement, security agreement or similar agreement or instrument relating to any existing secured or unsecured obligation of APCo in connection with the issuance of the consumer rate relief bonds; (5) any taxes, franchise fees or license fees imposed on consumer rate relief charges; (6) any costs related to issuing or servicing consumer rate relief bonds or related to obtaining a financing order, including servicing fees and expenses, trustee fees and expenses, legal, accounting or other professional fees and expenses, administrative fees, placement fees, underwriting fees, capitalized interest and equity and rating-agency fees; and (7) the cost of the Commission Financial Advisor with respect to the consumer rate relief bonds.

E.	Amount Authorized to Be Securitized

38.   APCo is authorized to cause consumer rate relief bonds to be issued in the Fixed Stipulation Securitization Amount of $376,024,583 plus Upfront Financing Costs equal to sum of (i) the fees charged and costs incurred by the Commission Financial Advisor and (ii) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants.  Upfront Financing Costs are subject to update, adjustment and approval through the Issuance Advice Letter Procedure, although the amount that may be securitized is subject to the cap set forth above.

39.   If the actual Upfront Financing Costs incurred in connection with the Securitization, exclusive of the Commission Financial Advisor fees and expenses, are less than the estimated Upfront Financing Costs included in the principal amount securitized, the unused funds will be deposited into the Collection Account to be available for payment of debt service on the consumer rate relief bonds and the periodic billing requirement for the first true-up adjustment of the consumer rate relief charge would be reduced by the amount of such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments).

F.	Rate of Return

40.   The Securitization Stipulating Parties have requested that APCo be authorized to recover a rate of return on its capital contribution to BondCo calculated at a rate equal to 5.85% per annum as agreed upon in the Securitization Joint Stipulation.  The Commission finds that APCo’s proposed rate of return on its capital contribution is reasonable.

G.	Issuance Advice Letter Procedure; Provision of Information to Commission

41.   Because the actual structure and pricing of the consumer rate relief bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the consumer rate relief bonds and prior to issuance of the consumer rate relief bonds, APCo will file with the Commission, in accordance with the Act, no later than the end of the first business day after the pricing date of the consumer rate relief bonds, an issuance advice letter in the form of Appendix B, which will indicate the final structure of the consumer rate relief bonds and will provide an update of the Upfront Financing Costs and Ongoing Financing Costs, the initial consumer rate relief charges to be imposed and other information specific to the consumer rate relief bonds as provided in this Financing Order.  The initial consumer rate relief charges and the final terms of the consumer rate relief bonds set forth in the issuance advice letter will become effective on the date of issuance of the consumer rate relief bonds, unless, prior to noon on the fourth business day after the Commission receives the issuance advice letter, the Commission issues a disapproval letter directing that the bonds as proposed not be issued and containing the basis for that disapproval.

42.   APCo will submit a draft issuance advice letter to the Commission and the Commission Financial Advisor for review not more than two weeks prior to the expected date of commencement of marketing of such issuance of consumer rate relief bonds or a shorter period approved by the Commission (either directly or through the Commission Financial Advisor as provided below).  Within one week after receipt of the draft issuance advice letter, the Commission, acting directly or through its designated representative or the Commission Financial Advisor, will provide to APCo any comments and recommendations regarding the adequacy of the information provided.  The Commission, acting directly or through its designated representative or the Commission Financial Advisor, may agree to waive the proscribed time period for the submission and review of the draft issuance advice letter and any failure to provide written comments to the draft issuance advice letter within the proscribed time period will conclusively evidence a waiver of any objections.  Prior to the submission of the first draft issuance advice letter and through the period ending with the issuance of the consumer rate relief bonds, APCo will provide the Commission and the Commission Financial Advisor with timely information so that the Commission can participate fully and in advance regarding all material aspects relating to the structuring, pricing and marketing of the consumer rate relief bonds.

43.   The completion and filing of an issuance advice letter in the form attached to this Financing Order as Appendix B, including the certification from APCo discussed in Finding of Fact No. 44, is necessary to ensure that any securitization actually undertaken by the Applicants complies with the terms of this Financing Order.

44.   The certification statement contained in the Issuance Advice Letter must be worded consistently with the statement in the form of the issuance advice letter attached hereto as Appendix B.  Other aspects of the certification may be modified to describe the particulars of the consumer rate relief bonds and the actions that were taken during the Securitization.

H.	Financial Benefit

45.   The Commission finds that the Issuance Advice Letter Procedure and the other requirements, criteria and procedures set forth in this Financing Order will ensure that the issuance of the consumer rate relief bonds and the imposition of consumer rate relief charges are just and reasonable and will ensure that the Lowest Cost Objective required by the Act is satisfied.

46.   The Applicants, Staff, and CAD submitted evidence demonstrating that the Securitization will provide net present value savings for customers.  The Commission finds that the issuance of the customer rate relief bonds issued pursuant to the terms hereof and in compliance with the Issuance Advice Letter Procedure will result in overall costs to the Applicants’ respective customers in West Virginia that (i) are lower than would result from the use of traditional utility financing mechanisms, and (ii) are just and reasonable.  See W.Va. Code §24-2-4f(e)(4).

47.   The consumer rate relief bonds are hereby authorized for issuance, so long as the Lowest Cost Objective is satisfied, as conclusively evidenced by the filing of the final issuance advice letter and the failure of the Commission to issue a disapproval letter as described in Finding of Fact No. 41.

I.	Structure of the Proposed Securitization

48.   The Applicants propose that the issuance of the consumer rate relief bonds be implemented through a series of steps intended to support the characterization of the Securitization as a “true sale” for federal bankruptcy purposes, to ensure that the consumer rate relief bonds are treated as “debt” for federal tax purposes and that the sale of the consumer rate relief property is treated as a financing by APCo for federal tax purposes and does not create any current federal tax liability.

49.   APCo proposes to form BondCo as a bankruptcy-remote, Delaware limited liability company.  BondCo will be formed for the limited purpose of acquiring the consumer rate relief property from APCo, an acquisition funded by the proceeds generated by the issuance of consumer rate relief bonds by BondCo, issuing consumer rate relief bonds in one or more series and performing other activities relating thereto or otherwise authorized by this Financing Order.  BondCo will not be permitted to engage in any other activities and will have no assets other than the consumer rate relief property and related assets to support its obligations under the consumer rate relief bonds and the Ongoing Financing Costs.  These restrictions on the activities of BondCo and restrictions on the ability of APCo to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of APCo, or any affiliate or successor of APCo.

50.   BondCo will be managed by a board of managers with rights and duties set forth in its organizational documents.  As long as the consumer rate relief bonds remain outstanding, BondCo will have two independent managers with no organizational affiliation with APCo other than acting as independent manager for another bankruptcy-remote subsidiary of APCo or its affiliates.

51.   BondCo will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy-remoteness of BondCo without the consent of the independent managers.  Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert or merge without the consent of the independent managers.  Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the Rating Agencies.

52.   The initial capital of BondCo is expected to be 0.5% of the original principal balance of the consumer rate relief bonds issued by BondCo.  Adequate funding of BondCo at this level is intended to assure favorable tax treatment as described in Finding of Fact No. 48 above.  APCo intends to finance the contribution of capital to BondCo with cash from its own funds.  As agreed upon in the Securitization Joint Stipulation, APCo will be entitled to receive a return of 5.85% per annum on this initial capital contributed to BondCo, and BondCo will release this amount to APCo free and clear of the indenture on an ongoing basis.  This return on invested capital to APCo will be an Ongoing Financing Cost and a component of the Periodic Payment Requirement (described below), and APCo’s capital contributions to BondCo will not be considered part of APCo’s capital structure for ratemaking purposes.

53.   The Applicants have submitted testimony that the SEC is considering major modifications to its regulations pertaining to securitizations.  According to the testimony, it is not expected that there will be any significant changes to the SEC’s regulations in the short term that would directly affect the Securitization.  It is not known, however, how any modifications to regulations that are imposed by the SEC in the future will affect the level of capital which must be invested in BondCo (i.e., whether the structures of existing deals will be “grandfathered”), or other costs of issuing, supporting and servicing the consumer rate relief bonds.  In the unlikely event that APCo is required to contribute capital which is more than 0.5% of the original amount of any series of consumer rate relief bonds, APCo will be permitted to earn an annual return on such additional capital contribution at a rate of 5.85%.  The required revenue, if any, to provide an annual return on any such additional capital to the extent reflected in the issuance advice letter will be an Ongoing Financing Cost and a component of the Periodic Payment Requirement.

54.   The Commission authorizes APCo to cause consumer rate relief bonds to be issued in one or more series subject to the terms and conditions of this Financing Order.  Each such series may include one or more classes or tranches of consumer rate relief bonds.  BondCo will pledge to the indenture trustee, as collateral for payment of the consumer rate relief bonds, all right, title and interest of BondCo in and to (i) the consumer rate relief property (which may relate to the entire amount authorized to be securitized or, if more than one series of consumer rate relief bonds are issued due to market conditions, to a portion of the total amount authorized to be securitized), (ii) the transaction documents, (iii) the Collection Account and all subaccounts established in the indenture (discussed below) under which the consumer rate relief bonds will be issued, (iv) the amounts in the capital subaccount, (v) all other property owned by BondCo (with limited exceptions as may be appropriate), and (vi) all proceeds of each of the foregoing.  The consumer rate relief bonds will be non-recourse to APCo and its assets (i.e., APCo will have no obligation to pay any of the principal of, interest on and other amounts payable on the consumer rate relief bonds or the Ongoing Financing Costs); provided, however, that APCo could be liable to holders of consumer rate relief bonds in the event that it breached representations, warranties or covenants made by it in connection with its consumer rate relief property purchase and sale agreement or otherwise to such holders in connection with the Securitization.

55.   Concurrent with the issuance of any series of the consumer rate relief bonds, APCo will transfer to BondCo the consumer rate relief property, including all (assuming one series of bonds) of its rights under this Financing Order and specifically the right to impose, collect and receive consumer rate relief charges approved in this Financing Order.  This transfer will be structured so that it will qualify as a “true sale” within the meaning of W.Va. Code §24-2-4f(p)(1).  By virtue of the transfer, BondCo will acquire all of the right, title and interest of APCo in the consumer rate relief property arising under this Financing Order.

56.   The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed Securitization and to satisfy the statutory requirement that the issuance satisfies the Lowest Cost Objective.  Therefore, the use and proposed structure of BondCo should be approved.

J.	Credit Enhancement and Arrangements to Reduce Credit Risk or Enhance Marketability

57.   APCo has requested flexibility to use additional forms of credit enhancement, such as an overcollateralization account, and other marketing arrangements to promote the credit quality and/or marketability of the consumer rate relief bonds if the benefits of such arrangements exceed their cost.  APCo has also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of financing costs to be securitized.  APCo should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance marketability.  If the use of credit enhancements or other arrangements is proposed by APCo, APCo must reflect the costs of any of those credit enhancements in the final issuance advice letter.  This finding does not apply to the Collection Account or its subaccounts approved in this Financing Order.

58.   APCo’s proposed use of credit enhancements and other arrangements to enhance credit quality and/or marketability is reasonable and should be approved, provided that APCo certify in the final issuance advice letter that the enhancements or arrangements provide benefits greater than their cost.

59.   The Applicants have testified that the use of floating rate bonds, foreign currency denominated bonds and/or swap or hedging arrangements in connection with the issuance of consumer rate relief bonds would expose customers to higher risks and greater uncertainty about future costs than fixed rate financing.  Accordingly, the Commission has determined that APCo is not permitted to use floating rate bonds, foreign currency denominated bonds or utilize interest swaps or hedging arrangements in the Securitization structure.

K.	Consumer Rate Relief Property

60.   Pursuant to W.Va. Code §24-2-4f(e)(7), the Applicants have requested that this Financing Order provide that the creation of the consumer rate relief property will be simultaneous with the sale of the property to BondCo and the pledge of that property to the payment of the issuance of the consumer rate relief bonds, and the Commission so determines.

61.   Consumer rate relief property and all other collateral will be pledged to and administered by the indenture trustee pursuant to the indenture, as described in the Application and in Findings of Fact Nos. 72 through 78.  This proposal will help ensure the consumer rate relief bonds will obtain the desired “AAA” or equivalent ratings and thus lower the cost to electric utility customers, and should be approved.

L.	Servicer and the Servicing Agreement

62.   APCo will enter into a servicing agreement with BondCo (the Servicing Agreement), under which APCo will serve as initial servicer of the consumer rate relief property and the consumer rate relief bonds.  The Servicing Agreement will, among other things, contain provisions to the following effect:

a)
APCo will be responsible for metering, calculating, billing, collecting and remitting the collected consumer rate relief charge from electric utility customers arising from the consumer rate relief property owned by BondCo.  As servicer, APCo will bear the responsibility of making daily remittances of the consumer rate relief charges it receives (or estimates of such receipts) to the indenture trustee on servicer business days.

b)
The servicer will be responsible for making all true-up adjustment filings with the Commission to make periodic adjustments to the consumer rate relief charges, and for preparing and filing any other reports with the Commission, the indenture trustee, the Rating Agencies or other financing parties.

c)
APCo will not be permitted to resign voluntarily from its duties as servicer without consent of the Commission or if the resignation will harm the then-current credit ratings on the consumer rate relief bonds.

d)
APCo may provide some or all of the services required under the Servicing Agreement directly or through an affiliated entity; provided, APCo will remain liable to BondCo and to electric utility customers pursuant to the Servicing Agreement notwithstanding such arrangements.

63.   The Servicing Agreement must also contain the following special provisions for the benefit of the Commission and electric utility customers:

a)
The Servicing Agreement will contain a recital clause that the Commission, or its attorney, will enforce the Servicing Agreement for the benefit of its electric utility customers to the extent permitted by law.

b)
APCo will indemnify its electric utility customers to the extent customers incur losses by reason of the negligence, recklessness or willful misconduct of APCo as servicer, including, without limitation, losses associated with higher servicing fees payable to a successor servicer as a result of such negligence, recklessness or willful misconduct of APCo as servicer, or any losses resulting from the failure of APCo to remit any required payment of collected consumer rate relief charges to the indenture trustee.

c)	Neither BondCo nor the indenture trustee will be permitted to waive any obligations of APCo as servicer without express written consent of the Commission.

64.   As compensation for its duties as servicer, APCo proposes to receive a servicing fee equal to 0.05% per annum of the original principal balance of the consumer rate relief bonds, plus out-of-pocket expenses, such as those of accountants and counsel.  The servicing fee is based upon on current market rates on similar transactions.  The servicing and administrative fees collected by APCo, or any affiliate of APCo, acting as either the servicer or the administrator under the Servicing Agreement or administration agreement, respectively, will be included as a revenue credit and reduce revenue requirements in APCo’s base rate case.  The expenses incurred by APCo or such affiliate to perform obligations under the Servicing Agreement and the administration agreement will likewise be included as a cost of service in APCo’s base rate case.

65.   APCo further proposes that if APCo defaults on its duties as servicer or is required for any reason to discontinue those functions, then a substitute servicer acceptable to the indenture trustee will be named to replace APCo, so long as the replacement will not result in a reduction of the then-current credit ratings on the consumer rate relief bonds.  In this event, the Applicants propose that the Servicing Fee not exceed 1.25% per annum on the original principal balance of the consumer rate relief bonds, unless a higher fee is approved by the Commission.

66.   The obligations to continue to provide servicing functions and to collect and account for the consumer rate relief charges will be binding upon APCo and any successor.  A successor to APCo is bound by the requirements of the Act.  The successor will have the same rights and will perform and satisfy all obligations of APCo under this Financing Order in the same manner and to the same extent as APCo, including the obligation to collect and pay consumer rate relief charges to the person or persons entitled to receive them.  The Commission will enforce the obligations imposed by this Financing Order and any applicable substantive rules and statutory provisions.

67.   The Commission finds that the proposals described in Findings of Fact Nos. 62 through 66 should be approved because they are reasonable, will reduce risk associated with the proposed Securitization and will, therefore, result in lower costs and greater benefits to electric utility customers.

M.	Consumer Rate Relief Bonds

68.   BondCo will issue and sell consumer rate relief bonds in one or more series consisting of one or more classes or tranches.  The scheduled final payment date of the latest maturing tranche of consumer rate relief bonds will be no later than fifteen years after the date of issuance, and the latest legal final maturity date will not be more than eighteen years after the date of issuance.  The scheduled final payment date and legal final maturity date of each tranche and amounts in each tranche will be finally determined by the Applicants in conjunction with the Commission Financial Advisor, consistent with market conditions and requirements of the Rating Agencies, at the time the consumer rate relief bonds are priced, but will be subject to ultimate Commission review through the Issuance Advice Letter Procedure.

69.   The Applicants propose that the consumer rate relief bonds will be sold pursuant to a negotiated sale to investors, coordinated through one or more underwriters.  As discussed in the Applicants’ testimony, public transactions registered with the SEC generally provide for a lower cost of funds relative to Rule 144A private placements, all else being equal, due to the enhanced transparency and liquidity of publicly-registered securities.  However, the Commission finds that other methods of sale, including a Rule 144A private placement, must also be explored to assure satisfaction of the Lowest Cost Objective.  Accordingly, subject to the review of the Commission Financial Advisor and the approval of the Commission through the Issuance Advice Letter Procedure, and subject to the Lowest Cost Objective, the Applicants will be afforded flexibility to determine whether the consumer rate relief bonds should be sold through a public offering negotiated with one or more underwriters, through a direct sale of securities to investors via a Rule 144A private placement, or through a competitive sale by auction.

70.   APCo will retain sole discretion regarding whether or when to assign, sell or otherwise transfer any rights concerning consumer rate relief property arising under this Financing Order, or to cause the issuance of any consumer rate relief bonds authorized in this Financing Order; provided, that any issuance must satisfy the Lowest Cost Objective.  BondCo will issue the consumer rate relief bonds on or after the fifth business day after pricing of the consumer rate relief bonds unless, prior to noon on the fourth business day after the Commission receives the issuance advice letter following pricing of the consumer rate relief bonds, the Commission issues a disapproval letter directing that the consumer rate relief bonds as proposed will not be issued and containing the basis for such disapproval.

71.   The Commission finds that a bond structure—providing for substantially levelized annual revenue requirements over the expected life of the consumer rate relief bonds—is in the public interest and should be used.  This structure offers the benefit of not relying upon electric utility customer growth and will allow the resulting overall weighted average consumer rate relief charges to remain level or decline over time, if billing determinants remain level or grow.

N.	Security for the Consumer Rate Relief Bonds

72.   The payment of the consumer rate relief bonds and related charges authorized by this Financing Order is to be secured by the consumer rate relief property created by this Financing Order and by certain other collateral as described in the Application.  The consumer rate relief bonds will be issued pursuant to an indenture under which an indenture trustee will administer the trust.  Pursuant to the indenture, BondCo will establish a Collection Account as a trust account to be held by the indenture trustee as collateral to facilitate the payment of the principal of, interest on and other costs approved in this Financing Order related to the consumer rate relief bonds in full and on a timely basis.  The Collection Account will include the General Subaccount, a Capital Subaccount, an Excess Funds Subaccount, and may include other subaccounts (each described below and collectively, the “Subaccounts”).

i.	The General Subaccount

73.   The indenture trustee will deposit the consumer rate relief charge remittances that the servicer remits to the general subaccount (the “General Subaccount”) held by the indenture trustee.  The indenture trustee will, on each business day, apply moneys in the General Subaccount according to the priorities set forth in the indenture to pay expenses of BondCo, to pay principal of and interest on the consumer rate relief bonds, and to meet the funding requirements of the other Subaccounts.  Funds in the General Subaccount will be invested by the indenture trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal of and interest on the consumer rate relief bonds and all other components of the Periodic Payment Requirement (as defined below), and otherwise in accordance with the terms of the indenture.

ii.	The Capital Subaccount

74.   On or before the consumer rate relief bonds are issued, APCo will make its capital contribution (described above) to BondCo, and BondCo will deposit that capital contribution into the Capital Subaccount (Capital Subaccount).  The Capital Subaccount will serve as collateral to facilitate the timely payment of principal of and interest on the consumer rate relief bonds and all other components of the Periodic Payment Requirement.  Any funds drawn from the Capital Subaccount to pay these amounts due to a shortfall in the consumer rate relief charge remittances will be replenished through future consumer rate relief charge remittances.  The funds in this subaccount will be invested by the indenture trustee in short-term, high-quality investments, and, if necessary, such funds (including investment earnings) will be used by the indenture trustee to pay principal of and interest on the consumer rate relief bonds and all other components of the Periodic Payment Requirement.

iii.	Excess Funds Subaccount

75.   The Excess Funds Subaccount (Excess Funds Subaccount) will hold any consumer rate relief charge remittances and investment earnings on the Collection Account in excess of the amounts needed to pay current principal of and interest on the consumer rate relief bonds and to pay all other components of the Periodic Payment Requirement (including, but not limited to, funding or replenishing the Capital Subaccount).  Any balance in or amounts allocated to the Excess Funds Subaccount on a true-up adjustment date will be subtracted from the Periodic Payment Requirements for purposes of the true-up adjustment.  The money in this Subaccount will be invested by the indenture trustee in short-term, high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal of and interest on the consumer rate relief bonds and all other components of the Periodic Payment Requirement.

iv.	Other Subaccounts

76.   Other credit enhancements, in the form of subaccounts, such as an over-collateralization account as described in Applicants’ testimony, may be utilized for the Securitization; provided, that APCo certifies in the issuance advice letter that the enhancements or arrangements are necessary to obtain “AAA” or equivalent ratings and provide benefits greater than their cost and such costs are reflected in the issuance advice letter.

v.	General Provisions.

77.   The Collection Account and the Subaccounts described above are intended to facilitate the full and timely payment of scheduled principal of and interest on the consumer rate relief bonds and all other components of the Periodic Payment Requirement.  If for any reason the amount of consumer rate relief charges remitted to the General Subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the consumer rate relief bonds and to make payment on all of the other components of the Periodic Payment Requirement, the Excess Funds Subaccount and the Capital Subaccount will be drawn upon, in that order, to make those payments.  Any deficiency in the Capital Subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process.  Upon the maturity of the consumer rate relief bonds and upon the discharge of all obligations in respect thereof, amounts remaining in the Collection Account will be released to BondCo and such amounts, other than amounts that were in the Capital Subaccount and any authorized but unpaid return thereon, will be credited by APCo to electric utility customers as provided in the Ordering Paragraph on this issue.

78.   The use of the Collection Account and Subaccounts in the manner described above will lower risks associated with the Securitization and thus lower the costs to electric utility customers, and is therefore approved.

O.	Consumer Rate Relief Charges: Imposition and Collection and Nonbypassability

79.   The Commission hereby authorizes APCo to impose, charge and collect consumer rate relief charges from electric utility customers, in the manner provided in this Financing Order and the tariffs approved hereby, in an amount sufficient to provide for the timely payment of principal of and interest on the consumer rate relief bonds and all Ongoing Financing Costs.

80.   Consumer rate relief charges will be imposed, charged and collected until the consumer rate relief bonds are paid in full and the Ongoing Financing Costs have been paid in full.

81.   Consumer rate relief charges will be collected by the servicer (initially APCo) through a consumer rate relief charge that is separate and apart from APCo’s other rates, in the manner described in the Applicants’ testimony and in the CRRC Schedule.  Consumer rate relief charges shall appear as a separate line item on the customer’s electric bill.

82.   Annually, APCo shall provide a plain-English explanation of the consumer rate relief charges approved in this Financing Order in the manner described in the Applicants’ testimony.

83.   For so long as the consumer rate relief bonds are outstanding and the related consumer rate relief costs and Ongoing Financing Costs have not been paid in full, the consumer rate relief charge will be “nonbypassable” and must be paid by all existing and future electric utility customers that receive electric delivery service from APCo (or any successor), subject to Findings of Fact Nos. 85 and 87 below.

84.   Under the Act, a “successor” includes any entity that succeeds by operation of law to the rights and obligations of an Applicant pursuant to bankruptcy, reorganization, restructuring, or other insolvency proceeding, any merger, acquisition, or consolidation or any sale or transfer of assets, regardless of whether any of these occur as a result of restructuring of the electric utility industry or otherwise.  Accordingly, in the event that APCo and WPCo merge or are otherwise consolidated, the merged entity will be a successor and the consumer rate relief charges will be payable from all the electric utility customers of the merged entity subject to Findings of Fact Nos. 85 and 87.

85.   Century, Special Contract Customer J, and the GS Transmission rate class, for the reasons described in Applicants’ testimony, should be excluded from payment of the consumer rate relief charge.

86.   A customer of APCo that may subsequently receive electric delivery service from another qualifying utility or from any other successor to APCo, including any electric cooperative or municipally-owned electric utility, must pay the consumer rate relief charge.

87.   If a customer’s self generation, or any portion thereof, is transmitted on APCo’s (or its successor’s) delivery system, that portion of self generation will be subject to the consumer rate relief charge.  Electric energy that is both produced and consumed by the self-generating customers of APCo’s (or its successor’s) behind any such customer’s electricity meter is not subject to a consumer rate relief charge.

88.   The Commission finds that (i) regardless of who is responsible for billing, the customers of APCo shall continue to be responsible for consumer rate relief charges; (ii) if a third party meters and bills for the consumer rate relief charges, APCo (as servicer) must have access to information on billing and usage by electric utility customers to provide for proper reporting to BondCo and for APCo to perform its obligations as servicer; (iii) in the case of a third party default, billing responsibilities must be promptly transferred to another party to minimize potential losses; and (iv) the failure of customers to pay consumer rate relief charges will allow service termination by APCo on behalf of BondCo of the customers failing to pay consumer rate relief charges in accordance with Commission-approved service termination rules and orders.

89.   In order to ensure that the consumer rate relief bonds are rated “AAA” or the equivalent, the Commission finds that the consumer rate relief charges will be collected in a manner that will not adversely affect the then-current credit ratings on the consumer rate relief bonds.

90.   If any customer does not pay the full amount of any bill including consumer rate relief charges, the shortfall in such collections will be allocated as between consumer rate relief property and other charges pro-rata based upon the amounts billed with respect to each item; provided, that late fees and late charges may be allocated to the servicer to the extent consistent with the Terms and Conditions of Service included in APCo’s tariff.

91.   APCo’s proposed standards for the imposition, charging and collection of consumer rate relief charges and for “nonbypassability” of the consumer rate relief charges described in Findings of Fact Nos. 79 through 90 are consistent with the Act, and are reasonable and necessary to ensure collection of consumer rate relief charges sufficient to support recovery of principal of and interest on the consumer rate relief bonds and the Ongoing Financing Costs approved in this Financing Order and should be approved.

P.	Allocation and Calculation of Consumer Rate Relief Charges

92.   The Periodic Payment Requirement is the required periodic payment for a given set of collection periods, generally twelve collection periods, in amounts sufficient to pay on a timely basis all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and all other Ongoing Financing Costs (including without limitation amounts required to be deposited in or allocated to the Collection Account or any Subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the priority of payments set forth in the indenture).  Each Periodic Payment Requirement includes:  (a) the principal amortization of the consumer rate relief bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the consumer rate relief bonds (including any accrued and unpaid interest); and (c) the Ongoing Financing Costs related to such bonds.  The first Periodic Payment Requirement established through the Issuance Advice Letter Procedure may be calculated based upon a set of collection periods greater or less than twelve collection periods.  Notwithstanding the foregoing, in the event that any consumer rate relief bonds are outstanding following the last scheduled payment date for such bonds, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those consumer rate relief bonds and in respect of Ongoing Financing Costs no later than the immediately following payment date.

93.   The Periodic Billing Requirement represents the aggregate dollar amount of consumer rate relief charges that must be billed during a given set of collection periods, generally twelve collection periods, so that the consumer rate relief charge collections will be sufficient to meet the sum of all Periodic Payment Requirements for that period, given:  (i) projected energy consumption; (ii) projected uncollectibles; and (iii) projected lags in collection of billed consumer rate relief charges for the period.  The first Periodic Billing Requirement established through the Issuance Advice Letter Procedure may be calculated based upon a set of collection periods greater or less than twelve collection periods, and the Periodic Billing Requirements calculated in the event any consumer rate relief bonds remain outstanding after the last scheduled final payment date may be calculated based upon a set of collection periods less than twelve collection periods.

94.   Appendix D attached to this Financing Order reflects the cost classification and methodology that the Securitization Stipulating Parties propose to use to allocate the Periodic Billing Requirement among customer rate classes and revenue groups for each such rate class, as applicable.  Specifically, in order to mitigate against a disproportionate impact to any existing tariff class resulting from changes in load of that class, the Securitization Stipulating Parties propose to aggregate a number of “Tariff Classes” into larger “CRR Rate Classes” as set forth on Appendix D.  Each CRR Rate Class, in turn, falls under one of three “CRR Revenue Groups:” residential, commercial and industrial.  The cost classification and initial revenue allocation percentages reflected in Appendix D for each CRR Rate Class and CRR Revenue Group are consistent with the allocation percentages currently being used to recover the ENEC balance for such aggregated CRR Rate Classes and/or CRR Revenue Groups, and should be used for the purpose of allocating the Periodic Billing Requirement among customer rate classes for the Securitization authorized by this Financing Order, subject to adjustment as described below in this paragraph or in connection with any nonstandard true-up adjustments in Findings of Fact Nos. 108 through 111.  The total amount of uncollected ENEC costs to be securitized includes costs related to the 7.5% ENEC rate increase cap for tariff schedules IP, LCP and special contracts approved by the Commission in Case No. 11-0274-E-GI.  The rate calculations in Appendix D reflect the direct assignment of these costs to the Industrial Revenue Group.  Additionally, in the event that any consumer rate relief charges cannot be allocated to a given CRR Rate Class (e.g., no customers remain in such class), those charges shall be re-allocated as part of a standard true-up (or, as applicable, a nonstandard true-up) to the remaining CRR Rate Classes within the given CRR Revenue Group, using the same ratable allocation to the CRR Rate Classes within such CRR Revenue Group excluding the CRR Rate Class for which allocation is no longer feasible.  The Commission finds that the proposed allocation methodology is reasonable and necessary to ensure collection of consumer rate relief charges sufficient to support recovery of the consumer rate relief bonds and the Ongoing Financing Costs approved in this Financing Order on a timely basis.

95.   The actual consumer rate relief charge that will be billed during a given set of collection periods will be calculated in advance in an amount so that the consumer rate relief charge collections will be sufficient to meet on a timely basis the sum of all principal of and interest on the consumer rate relief bonds and the Ongoing Financing Costs due and payable for that period, given:  (i) projected demand and energy consumption; (ii) projected uncollectibles; and (iii) projected lags in collection of billed consumer rate relief charges for the period.

96.   The Commission finds the cost classification and allocation methodology proposed by the Securitization Stipulating Parties in Finding of Fact No. 94, and the method for calculation of the consumer rate relief charges described in Findings of Fact Nos. 92 through 95 to be reasonable and appropriate.

Q.	True-Up Adjustment Mechanism

i.	True-up introduction

97.   The Applicants have included as Exhibit 5 to their Application a formula-based “adjustment mechanism,” as defined in W.Va. Code §24-2-4f(b)(1) and as required by W.Va. Code §24-2-4f(k)(4), pursuant to which APCo will make periodic true-up adjustments to consumer rate relief charges as required by W.Va. Code §24-2-4f(k)(1).

98.   Pursuant to W.Va. Code §24-2-4f(b)(1) and (k)(1), APCo has requested the ability to make two types of periodic adjustments:  (1) standard adjustments to consumer rate relief charges that are limited to relatively stable conditions of operations, and (2) nonstandard adjustments that may be necessary to reflect significant changes from historical conditions of operations, such as the loss of significant electrical load.  APCo has also requested that standard adjustments consist of both annual and interim adjustments as described below.

ii.	Standard True-Up Adjustments.

99.   APCo, as servicer, or a successor servicer, will make annual adjustments to the consumer rate relief charges to:  correct any undercollections or overcollections during the preceding set of collection periods; and ensure the billing of consumer rate relief charges necessary to generate the collection of amounts sufficient to pay in full the Periodic Payment Requirements for the upcoming set of collection periods on a timely basis.

100.   True-up adjustment filings will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the consumer rate relief bonds and Ongoing Financing Costs) and the amount of actual consumer rate relief charge remittances to the indenture trustee.  True-up adjustment procedures are necessary to ensure full and timely payment of amounts sufficient to meet the Periodic Payment Requirement over the expected life of the consumer rate relief bonds.  In order to assure adequate consumer rate relief charges to fund the Periodic Payment Requirement and to avoid large overcollections and undercollections over time, the servicer will reconcile the consumer rate relief charges using APCo’s most recent forecast of electricity deliveries (i.e., forecasted billing units) for each CRR Revenue Group and estimates of Ongoing Financing Costs.  The calculation of the consumer rate relief charges will also reflect actual collections in hand, projected collections, projected uncollectible consumer rate relief charges and projected payment lags between the billing and collection of consumer rate relief charges based upon APCo’s most recent experience regarding collection of consumer rate relief charges.

101.   The servicer will make true-up adjustments in the following manner, known as the annual “standard true-up adjustment” procedure:

(a)
calculate undercollections or overcollections of consumer rate relief charges from the previous set of collection periods (generally, twelve collection periods) by subtracting the Periodic Payment Requirement for the previous set of collection periods from that period’s consumer rate relief charges collected, taking into account actual collections and collections projected to be received prior to the upcoming true-up adjustment effective date;

(b)	calculate the Periodic Billing Requirement for the next set of collection periods following the proposed adjustment date;
(c)	sum the amounts in steps (a) and (b) to determine an adjusted Periodic Billing Requirement for the next set of collection periods;
(d)
multiply the sum calculated in step (c) by the allocation percentages then assigned to each CRR Rate Class as initially established pursuant to Finding of Fact No. 94 and as modified from time to time pursuant to Finding of Fact No. 94 and/or the nonstandard true-up procedure; and

(e)
divide the amount assigned to each CRR Rate Class in step (d) above by the forecasted energy (kWh) billing units or demand ($/kW), as applicable, for such class to determine the consumer rate relief charge for each such CRR Rate Class for the upcoming set of collection periods.

102.   In addition to the annual standard true-up adjustments, APCo, as servicer (or a successor servicer) will make a mandatory interim standard true-up adjustment semi-annually (and quarterly after the last scheduled maturity date of the consumer rate relief bonds):

(a)
if the servicer projects that consumer rate relief charge collections will be insufficient to make all scheduled payments of principal of, interest on and other amounts in respect of the consumer rate relief bonds and Ongoing Financing Costs on a timely basis during the current or next succeeding set of collection periods; and/or

(b)	to replenish any draws upon the capital subaccount.

103.   In addition to the annual and mandatory semi-annual standard true-up adjustments, APCo, as servicer (or a successor servicer) will also be authorized to make interim standard adjustments at any time in order to ensure the timely and full payment of principal of and interest on the consumer rate relief bonds and Ongoing Financing Costs.

104.   In the event an interim standard true-up (whether mandatory or optional) is necessary, the interim true-up adjustment will use the allocation factors utilized in the most recent annual true-up adjustment (or nonstandard true-up adjustment, whichever is more recent) and will be filed not less than 15 days prior to the first day of the monthly billing cycle in which the revised consumer rate relief charges will become effective.

105.   As provided in W.Va. Code §24-2-4f(k)(3), the Commission’s review of any standard true-up adjustment is limited to a determination of whether there is a mathematical error in the application of the adjustment mechanism, and no hearing will be required for a standard adjustment.  A standard true-up adjustment as calculated by APCo, as servicer (or a successor servicer), but incorporating any correction for a mathematical error as determined by the Commission, will be automatically effective on the first day of the monthly billing cycle next following such true-up adjustment filing, but in any event no earlier than 15 days following the date of such filing.

106.   On the same day that APCo, as servicer, files for a standard or nonstandard true-up adjustment, but only if the adjustment would result in an increase to the amount of the consumer rate relief charges, the Applicants will give public notice through the publication of a Class I legal advertisement in Kanawha County as required by W.Va. Code §24-2-4f(k)(2).  APCo’s failure to publish such notice, however, shall not affect the validity or collectibility of the consumer rate relief charges.

107.   The initial standard true-up adjustment, whether annual or interim, will be made not later than twelve months after the issuance date for the consumer rate relief bonds.

iii.	Nonstandard True-Up Adjustment

108.   APCo, as servicer, or a successor servicer must file for a nonstandard true-up adjustment if it determines that as a result of significant changes from historical conditions of operation, such as the loss of significant electric load or a merger of APCo with another utility and a resulting expansion of APCo’s customer base, it is necessary to adjust the allocation percentages for any CRR Revenue Group determined pursuant to Finding of Fact No. 94.  Specifically, if APCo experiences or projects a drop in the consumption of electricity for any CRR Revenue Group of 10% or more as calculated by comparing the difference between the revised forecasted load and the original projected load, then APCo will initiate a proceeding with the Commission to determine new allocation factors.  APCo will also initiate a nonstandard true-up proceeding if APCo and WPCo merge in order to take into account the impact of the combined allocation of revenue groups.

109.   Consistent with W.Va. Code §24-2-4f(k)(4), a proceeding for the purpose of approving a nonstandard true-up adjustment should be conducted in the following manner:

(a)
The servicer will make a nonstandard true-up adjustment filing with the Commission at least 60 days before the date of the proposed true-up adjustment.  The filing may contain proposed changes to the allocation percentages determined pursuant to Finding of Fact No. 94, the resulting changes to consumer rate relief charge rates, the justification for such changes as necessary to address the specific cause(s) of the proposed nonstandard true-up adjustment, and a statement of the proposed effective date;

(b)
On the same day that APCo files for a true-up adjustment, but only if the true-up adjustment would result in an increase to the amount of the consumer rate relief charges, APCo will give public notice through the publication of a Class I legal advertisement in Kanawha County as required by W.Va. Code §24-2-4f(k)(2).  APCo’s failure to publish such notice, however, shall not affect the validity or collectibility of the consumer rate relief charges;

(c)
The Commission will allow financing parties to comment on APCo’s filing and will hold a hearing, if it deems necessary, within 30 days of the Applicants’ filing, in accordance with W.Va. Code §24-2-4f(k)(4);

(d)	The nonstandard true-up adjustment filing, as modified by the Commission if necessary, shall become effective within 60 days of APCo’s filing; and

(e)
Once a nonstandard true-up adjustment filing has become effective, the modified allocation percentages set forth therein shall remain effective for all future standard true-up adjustment filings unless and until a subsequent nonstandard true-up adjustment filing is initiated in accordance with this Finding of Fact No. 109.

110.   The scope of the Commission’s review of any nonstandard true-up adjustment filing must be consistent with W.Va. Code §24-2-4f(k)(4).

111.   As required by W.Va. Code §24-2-4f(k)(4) any procedure for a nonstandard true-up adjustment must also be consistent with assuring the full and timely payment of the consumer rate relief bonds and the Ongoing Financing Costs.

iv.	True-Up Adjustments Generally

112.   There is no limit on the amount of the consumer rate relief charge which may be imposed as a result of any true-up adjustment.

113.   The true-up adjustment mechanism and procedures described in the Application and in this Financing Order are reasonable and will reduce risks related to the consumer rate relief bonds, resulting in lower consumer rate relief charges and greater benefits to Applicants’ electric utility customers and should be approved.

114.   The broad-based nature of the true-up mechanism and the pledge of the State of West Virginia embodied in W.Va. Code §24-2-4f(s) serves to minimize, for all practical purposes and circumstances, credit risk associated with the consumer rate relief bonds (i.e., that sufficient funds will be available and paid to discharge all principal of and interest on the consumer rate relief bonds when due).

R.	Commission Financial Advisor

115.   The Commission has engaged the services of a financial advisor for the purpose of assisting the Commission in its consideration of the Applicants’ application for a financing order and the subsequent issuance of consumer rate relief bonds.

116.   The Commission agrees that the Commission, acting directly or through its designated representative or the Commission Financial Advisor, should be actively involved at all times and in all aspects of the structuring, marketing and pricing of the consumer rate relief bonds.  This will allow for meaningful and substantive cooperation among the Applicants and the Commission to achieve the Lowest Cost Objective and to protect the interests of consumers.  Cooperation among the Applicants and the Commission Financial Advisor will promote transparency in the consumer rate relief bonds’ pricing process, thereby promoting the integrity of the process and ensuring that the interests of consumers are protected in the negotiation with underwriters and investors.

117.   The Commission, acting directly or through its designated representative or the Commission Financial Advisor, may require a certificate from the bookrunning underwriter(s) confirming that the structuring, marketing and pricing of the consumer rate relief bonds resulted in consumer rate relief bond yields consistent with market conditions, the marketing plan and the terms of this Financing Order.

S.	Lowest Consumer Rate Relief Charges

118.   The Applicants have proposed a transaction structure that is expected to include (but is not limited to):

i.
the use of BondCo as issuer of the consumer rate relief bonds limiting the risks to consumer rate relief bondholders of any adverse impact resulting from a bankruptcy proceeding of APCo’s parent or any affiliate;

ii.
the right to impose, charge and collect consumer rate relief charges that are “nonbypassable” (subject to Findings of Fact Nos. 85 and 87) and which must be adjusted at least annually and more frequently if required, in order to assure the timely payment of the debt service and the Ongoing Financing Costs;

iii.
additional collateral in the Collection Account which includes a Capital Subaccount funded by cash on hand from APCo in an amount equal to not less than 0.5% of the original principal balance of the consumer rate relief bonds and other Subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the Internal Revenue Service requirements and Rating Agency requirements;

iv.	protection of consumer rate relief bondholders against potential defaults by APCo in its role as servicer;

v.
benefits for federal income tax purposes including:  (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to APCo, and the future revenues from consumer rate relief charges being included in APCo’s gross income under its usual method of accounting, (ii) the issuance of the consumer rate relief bonds and the transfer of the proceeds of the consumer rate relief bonds to APCo not resulting in gross income to APCo, and (iii) the consumer rate relief bonds constituting obligations of APCo for federal income tax purposes;

vi.
the marketing of the consumer rate relief bonds using proven marketing techniques, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the consumer rate relief bonds; and

vii.
furnishing timely information to the Commission, acting directly or through its designated representative or the Commission Financial Advisor, to allow the Commission before and through the Issuance Advice Letter Procedure to ensure that the structuring and pricing of the consumer rate relief bonds satisfies the Lowest Cost Objective.

119.   The proposed transaction structure is necessary to enable the consumer rate relief bonds to obtain a bond credit rating of “AAA” or the equivalent, and ensures that the structuring and pricing of the consumer rate relief bonds satisfies the Lowest Cost Objective.

120.   To ensure that electric utility customers receive the economic benefits due from the proposed Securitization and so that the proposed consumer rate relief bond transaction is just and reasonable and satisfies the Lowest Cost Objective, it is necessary that (i) the scheduled final payment date of the last tranche of consumer rate relief bonds be no later than fifteen years from the date of issuance (although the legal final maturity date of the consumer rate relief bonds may extend to eighteen years from the date of issuance), (ii) the amortization of the consumer rate relief bonds is structured to be consistent with Finding of Fact No. 71, and (iii) APCo otherwise confirms the benefits of the Securitization through the Issuance Advice Letter Procedure described in this Financing Order.

121.   To allow the Commission to fulfill its obligations under the Act and to assure compliance with the Lowest Cost Objective, it is necessary for APCo, for each series of consumer rate relief bonds issued, to certify to the Commission that the structuring and pricing of that series satisfies the Lowest Cost Objective and, if additional credit enhancements or arrangements to enhance marketability were used, to certify that they are expected to provide benefits in excess of their cost as provided in Finding of Fact No. 58 of this Financing Order.

T.	Use of Proceeds

122.   Upon the issuance of consumer rate relief bonds, BondCo will use the net proceeds from the sale of the consumer rate relief bonds (after payment of Upfront Financing Costs) to pay the purchase price for the consumer rate relief property.

123.   APCo will use the proceeds from the sale of the consumer rate relief property (net of Upfront Financing Costs), to redeem, repay or retire existing long-term and/or short-term corporate debt and/or equity.

U.	Distribution Following Repayment

124.   Upon the full repayment of the consumer rate relief bonds and the Ongoing Financing Costs, the indenture trustee will release to BondCo all remaining amounts.  BondCo will dividend to APCo all amounts so received and any amounts remitted to APCo in excess of the amount of capital contributed (and required but unpaid return) will be credited to electric utility customers based upon the most recent allocation percentages in effect at such time for recovery of consumer rate relief charges from such customers.

V.	Economic Assurances

125.   Applicants have given, on behalf of themselves and their parent, the assurance that they will comply with the conditions described in W.Va. Code §24-2-4f(e)(12).  This commitment satisfies the provisions of W.Va. Code §24-2-4f(e)(12).  Consistent with the irrevocable nature of the consumer rate relief property, however, any breach of such commitments (a) will not impair the consumer rate relief property and (b) any failure to comply with such economic commitments will not adversely affect the consumer rate relief property or the irrevocability of the this Financing Order.

126.   Based upon Applicants’ testimony that they will not lend money, directly or indirectly, to, nor guarantee any obligations of, a registered holding company or a nonutility affiliate, the payment obligations of customers in respect of the consumer rate relief bonds will be unaffected should either Applicant in the future lend money to, or otherwise guarantee obligations of, its affiliates, the Commission finds that the Applicants have given the economic assurances described in W.Va. Code §24-2-4f(e)(12) and, therefore, all conditions in such section to the effectiveness of this Financing Order have been satisfied.

VI.   CONCLUSIONS OF LAW

1.   Each Applicant is a “qualified utility” as defined in W.Va. Code §24-2-4f(b)(20).

2.   The Applicants are authorized to file an application for a financing order under W.Va. Code §24-2-4f(c).

3.   The Commission has jurisdiction and authority over the Application pursuant to W.Va. Code §24-2-4f(c)(1).

4.   The Commission has authority to approve this Financing Order under W.Va. Code §24-2-4f(e).

5.   Pursuant to W.Va. Code §24-2-4f(b)(3), BondCo will be “an assignee” as defined in the Act when an interest in consumer rate relief property is transferred to BondCo as described herein.

6.   The indenture trustee will be a “financing party,” as defined in W.Va. Code §24-2-4f(b)(14).

7.   BondCo may issue consumer rate relief bonds in accordance with this Financing Order and W.Va. Code §24-2-4f(b)(4) and §24-2-4f(p).

8.   The use of the proceeds of the consumer rate relief bonds for the purposes of recovering consumer rate relief costs and paying Upfront Financing Costs is consistent with the Act.

9.   The issuance of the consumer rate relief bonds, including the Ongoing Financing Costs, approved in this Financing Order is just and reasonable and satisfies the Lowest Cost Objective, as required by W.Va. Code §24-2-4f(e)(5)(G).  Applicants have satisfied their obligation to provide the economic assurances described in W.Va. Code §24-2-4f(e)(12).

10.   The Issuance Advice Letter Procedure described in this Financing Order satisfies the requirements of W.Va. Code §24-2-4f(e)(9).

11.   The amounts comprising the Fixed Stipulation Securitization Amount as approved for recovery in this Financing Order constitute expanded net energy costs under the Act and are eligible for recovery through securitization in accordance with W.Va. Code §24-2-4f(e)(5)(A).

12.   This Financing Order adequately details the amount to be recovered and the period over which APCo will be permitted to recover nonbypassable consumer rate relief charges in accordance with the requirements of W.Va. Code §24-2-4f(e)(5)(C).

13.   The methodology and calculations approved in this Financing Order for collecting and allocating the consumer rate relief charges between and within tariff schedules and to special contract customers are reasonable and satisfy the requirements of W.Va. Code §24-2-4f(e)(5)(D).

14.   The true-up adjustment mechanism, including the standard and nonstandard true-up adjustment procedures proposed by the Securitization Stipulating Parties, as approved by this Financing Order to assure that the full and timely payment of consumer rate relief bonds and associated financing costs, is reasonable and satisfies the requirements of W.Va. Code §24-2-4f(e)(5)(E).

15.   The consumer rate relief property created by this Financing Order, including the right to impose, charge and collect the consumer rate relief charges authorized in this Financing Order, is transferable, and the creation of the consumer rate relief property will be simultaneous with, the sale of the consumer rate relief property to BondCo and the pledge of the consumer rate relief property to secure consumer rate relief bonds, as provided for under W.Va. Code §24-2-4f(e)(7).

16.   This Financing Order constitutes a “final financing order” as defined in W.Va. Code §24-2-4f(b)(13).

17.   The servicing arrangements approved in this Financing Order comply with the Act, including, without limitation, W.Va. Code §24-2-4f(m)(2).

18.   Pursuant to W.Va. Code §24-2-4f(g) this Financing Order is irrevocable and the Commission may not reduce, impair, postpone or terminate the consumer rate relief charges, except for the true-up adjustment mechanism approved in this Financing Order, as required by W.Va. Code §24-2-4f(e)(5)(E) or impair the consumer rate relief property or the collection of consumer rate relief charges.

19.   The rights, interests and property conveyed to BondCo under the consumer rate relief property purchase and sale agreement and the related bill of sale, including the irrevocable right to impose, charge and collect consumer rate relief charges, and the receipts, collections, rights, payments, moneys, claims or other proceedings arising from the rights and interests created hereunder, from consumer rate relief charges constitute “consumer rate relief property” within the meaning of W.Va. Code §24-2-4f(b)(9) and W.Va. Code §24-2-4f(e)(5)(B).

20.   Upon its transfer to BondCo, the consumer rate relief property will constitute an existing present property right, even though the imposition and collection of the consumer rate relief charges depend on further acts by APCo or others that have not yet occurred, as provided by W.Va. Code §24-2-4f(f)(4).

21.   Pursuant to W.Va. Code §24-2-4f(f)(5), consumer rate relief property will continue to exist until the consumer rate relief bonds authorized under this Financing Order and the Ongoing Financing Costs have been paid in full.

22.   Pursuant to W.Va. Code §24-2-4f(p), upon the transfer by APCo of the consumer rate relief property to BondCo, BondCo will have all of the rights, title and interest of APCo with respect to such consumer rate relief property including the right to impose, collect and receive the consumer rate relief charges authorized by the Financing Order.

23.   As provided in W.Va. Code §24-2-4f(f)(3), any transfer, sale, grant of security interest or pledge of consumer rate relief property authorized by this Financing Order does not require the prior consent and approval of the Commission under W.Va. Code §24-2-12.

24.   The consumer rate relief bonds issued pursuant to this Financing Order will be “consumer rate relief bonds” within the meaning of W.Va. Code §24-2-4f and those consumer rate relief bonds and holders thereof are entitled to all of the protections provided under the Act, including without limitation, the pledge of the State of West Virginia embodied in W.Va. Code §24-2-4f(s).

25.   “Consumer rate relief charges,” defined in W.Va. Code §24-2-4f(b)(7), includes amounts which are authorized by the Commission in this Financing Order to be collected by APCo from retail electric utility customers in order to pay and secure the debt service payments of consumer rate relief bonds and associated financing costs.

26.   As provided in W.Va. Code §24-2-4f(m)(2), customers of APCo will be held harmless by APCo for the failure to remit any required payment of consumer rate relief charges collected, but such failure does not affect the consumer rate relief property or the right to impose, charge and collect the consumer rate relief charges under the Act.  The provisions of the proposed Servicing Agreement proposed by the Applicants satisfy this statutory requirement.

27.   As provided in W.Va. Code §24-2-4f(m)(3), the interests of an assignee, the holders of consumer rate relief bonds and the indenture trustee in consumer rate relief property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge or defense by APCo or any affiliate thereof.

28.   If and when APCo transfers to BondCo the right to impose, charge and collect the consumer rate relief charges and to issue the consumer rate relief bonds, the servicer will be able to recover the consumer rate relief charges associated with such consumer rate relief property only for the benefit of BondCo and the holders of the consumer rate relief bonds in accordance with the Servicing Agreement.

29.   If and when APCo transfers its rights under this Financing Order to BondCo under a consumer rate relief property purchase and sale agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of W.Va. Code §24-2-4f(p), then, pursuant to that statutory provision, that transfer will be a true sale of an interest in consumer rate relief property and not a secured transaction or other financing arrangement and title, legal and equitable, to the consumer rate relief property will pass to BondCo.

30.   As provided in W.Va. Code §24-2-4f(p)(2), the characterization of a sale, conveyance, assignment or other transfer of consumer rate relief property created under this Financing Order as a true sale or other absolute transfer will be effective and perfected against all third parties and will not be affected or impaired by, among other things, the occurrence of any of the following:

(1)	Commingling of amounts arising with respect to the collected consumer rate relief charges with other amounts; or

(2)
The retention by APCo of (i) a partial or residual interest, including an equity interest, in the consumer rate relief property, whether direct or indirect, or whether subordinate or otherwise, or (ii) the right to recover costs associated with taxes, franchise fees or license fees imposed on the collection of consumer rate relief charges; or

(3)	Any recourse that BondCo or any assignee may have against APCo; or

(4)	Any indemnification rights, obligations or repurchase rights made or provided by APCo; or

(5)	The obligation of APCo to collect the consumer rate relief charges on behalf of BondCo or any assignee; or

(6)	The treatment of the sale, assignment or transfer for tax, financial reporting or other purposes; or

(7)	Any application of the true-up adjustment mechanism approved under this Financing Order.

31.   Pursuant to W.Va. Code §24-2-4f(o), except as provided by the Act, the creation, perfection and enforcement of security interests in consumer rate relief property created under this Financing Order are governed by the Act.

32.   As provided in W.Va. Code §24-2-4f(o), a valid and enforceable security interest in the consumer rate relief property created under this Financing Order in favor of the holders of the consumer rate relief bonds or the indenture trustee on their behalf will be created, valid and binding upon the latest of the date the security agreement is executed and delivered or the date that BondCo receives the net proceeds from the issuance of the consumer rate relief bonds, which receipt will constitute value for purposes of W.Va. Code §24-2-4e(f)(3).  The security interest will attach without any physical delivery of collateral or other act and, upon the filing of a financing statement with the Office of the Secretary of State, (i) the lien of the security interest will be valid, binding and perfected against all parties having claims of any kind in tort, contract or otherwise against BondCo, regardless of whether the parties have notice of the lien and (ii) the transfer of an interest in the consumer rate relief property will be perfected against all parties having claims of any kind, including any judicial lien or other lien creditors or any claims of APCo or creditors of APCo.  This security interest will constitute a continuously perfected security interest and will have priority over any other lien, created by operation of law or otherwise, that may subsequently attach to the consumer rate relief property or those rights or interests unless the indenture trustee has agreed in writing otherwise.

33.   As provided in W.Va. Code §24-2-4f(o)(7)-(8), the application of the true-up adjustment mechanism to the consumer rate relief charges as approved in this Financing Order will have no affect on the validity, perfection or priority of security interest in, or in the transfer of the consumer rate relief property created by this Financing Order, nor will the priority of the security interest in the consumer rate relief property be affected by the commingling of consumer rate relief charges with other funds, and any other security interest that may apply to those comingled funds will be terminated when the funds are transferred to a segregated account for an assignee or a financing party.

34.   As provided in W.Va. Code §24-2-4f(m), if APCo defaults on a required payment of consumer rate relief charges collected, a court, upon application by a financing party, or the Commission, upon application to the Commission or upon its own motion, and without limiting any other remedies available to the applying party, will order the sequestration and payment of the consumer rate relief charges collected for the benefit of bondholders, assignees and financing parties.  The order will remain in full force and effect notwithstanding a bankruptcy, reorganization or other insolvency proceedings with respect to the qualifying utility or any affiliate thereof.

35.   As provided by W.Va. Code §24-2-4f(q)(2), the consumer rate relief bonds issued under this Financing Order do not constitute a debt or a pledge of the faith and credit or taxing power of the State of West Virginia or of any county, municipality or any other political subdivision of the State of West Virginia.  Bondholders will have no right to have taxes levied by the State of West Virginia or the taxing authority of any county, municipal corporation or any other political subdivision of the State of West Virginia for the payment of the principal of or interest on the consumer rate relief bonds.  The issuance of consumer rate relief bonds does not, directly, indirectly or contingently, obligate the State of West Virginia or any county, municipality or political subdivision of the State of West Virginia to levy any tax or make any appropriation for payment of the principal of or interest on the consumer rate relief bonds.  The foregoing does not, however, exempt the State of West Virginia or any such county, municipality or political subdivision from any obligation to pay consumer rate relief charges in its capacity as a consumer of electricity.

36.   Pursuant to W.Va. Code §24-2-4f(s), the State of West Virginia has pledged for the benefit and protection of all bondholders, assignees and financing parties under this Financing Order, that it will not take or permit any action that would impair the value of consumer rate relief property, or, except as allowed under subsection (k) of W.Va. Code §24-2-4f, reduce, alter or impair the consumer rate relief charges to be imposed, collected and remitted to any financing parties, until the principal of, and interest on and redemption premium, if any, and Ongoing Financing Costs and any other charges incurred and contracts to be performed in connection with the consumer rate relief bonds have been paid and performed in full.  BondCo, in issuing consumer rate relief bonds, is authorized pursuant to this Financing Order to include this pledge in any documentation relating to the consumer rate relief bonds.

37.   As provided in W.Va. Code §24-2-4f(q)(1), the imposition, billing, collection and receipt of consumer rate relief charges under the Act are exempt from state income, sales, franchise, gross receipts, business and occupation and other taxes or similar charges; provided, however, that neither this exemption nor any other provision of W.Va. Code §24-2-4f(q), will preclude any municipality from taxing consumer rate relief charges under the authority granted to municipalities pursuant to W.Va. Code §§8-13-5 and 5a.

38.   As provided in W.Va. Code §24-2-4f(g), this Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of either Applicant or any affiliates of either Applicant or the commencement of any judicial or nonjudicial proceeding involving this Financing Order.

39.   In accordance with W.Va. Code §24-2-4f(e)(11), this Financing Order sets forth procedures requiring APCo to adjust its rates or provide credits in a manner that would return to electric utility customers any overpayments resulting from the Securitization in excess of actual prudently incurred costs as subsequently determined by the Commission.

40.   As provided in W.Va. Code §24-2-4f(i)(1), the Commission, in exercising its powers and carrying outs its duties regarding regulation and ratemaking, may not do any of the following:  (1) consider the consumer rate relief bonds issued pursuant to this Financing Order to be the debt of APCo; (2) consider the consumer rate relief charges imposed, charged or collected under this Financing Order to be revenue of either Applicant; or (3) consider the consumer rate relief charges or financing costs authorized under this Financing Order to be the costs of APCo.

41.   As provided in W.Va. Code §24-2-4f(i)(4), if APCo elects not to finance the ENEC through the issuance of consumer rate relief bonds after the issuance of this Financing Order, those costs will be recoverable by the Applicants as authorized by the Commission previously or in subsequent proceedings.

42.   This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in W.Va. Code §24-2-4f(e)(10).  The finality of this Financing Order is not impaired in any manner by the participation of the Commission, acting directly or through its designated representative or the Commission Financial Advisor, in any decisions related to issuance of the consumer rate relief bonds or by the Commission’s review of the issuance advice letter required to be filed with the Commission by this Financing Order.

43.   This Financing Order meets the requirements for a financing order under W.Va. Code §24-2-4f.

44.   The true-up adjustment mechanism and all other obligations of the State of West Virginia and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the consumer rate relief bonds and are legally enforceable against the State of West Virginia and the Commission.

45.   As provided in W.Va. Code §24-2-4f(1), the consumer rate relief charges authorized under this Financing Order are “nonbypassable” (as defined in W.Va. Code §24-2-4f(b)(17)), and apply to all existing and future West Virginia retail customers of APCo or any successors and must be paid by any such customer that receives electric delivery service from APCo or its successors (subject to Findings of Fact Nos. 85 and 87).

46.   As provided in W.Va. Code §24-2-4f(n), any successor to APCo will be bound by this Financing Order and will perform and satisfy all obligations of APCo under this Financing Order, in the same manner and to the same extent as APCo, including the obligation to collect and pay consumer rate relief charges to the person or persons entitled to receive those revenues.  Any such successor will also have the same rights of APCo under this Financing Order in the same manner and to the same extent as are granted in favor of APCo.

47.           If any provision of W.Va. Code §24-2-4f is held to be invalid or is superseded, replaced, repealed or expires for any reason, that occurrence will not affect any action allowed under this Financing Order in reliance on those sections that is taken prior to that occurrence by the Commission, the Applicants, BondCo, any other assignee, collection agent, financing party, bondholder or party to an ancillary agreement.  Any such action will remain in full force and effect.

48.           This Financing Order will be operative and in full force and effect from the date of issuance by the Commission.

49.           The Securitization Joint Stipulation and the Proposed Financing Order attached thereto and incorporated therein are fair and reasonable.

VII.    ORDERING PARAGRAPHS

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein and, for the reasons stated above, this Commission orders:

A.    Approvals

Approval of Application. The Application of the Applicants, as modified by the Securitization Joint Stipulation, is approved and adopted, as provided in this Financing Order.

Authority to Securitize.  APCo is authorized in accordance with this Financing Order to securitize and to cause the issuance of consumer rate relief bonds in an amount equal to the Total Stipulation Securitization Amount, which consists of the Fixed Stipulation Securitization Amount of $376,024,583, plus Upfront Financing Costs equal to sum of (i) the fees charged and costs incurred by the Commission Financial Advisor and (ii) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants. Upfront Financing Costs on the Fixed Stipulation Securitization Amount are subject to update, adjustment and approval pursuant to the terms of this Financing Order and the Issuance Advice Letter Procedure authorized by this Financing Order.

Recovery of Consumer Rate Relief Charges.  Each of APCo and BondCo is hereby authorized to, and APCo as servicer shall, impose, charge and collect from APCo’s existing and future electric utility customers consumer rate relief charges in an amount sufficient to provide for the timely recovery of principal of, and interest on and redemption premium, if any, on the consumer rate relief bonds together with the Ongoing Financing Costs as approved in this Financing Order.

Approval of Tariffs.  The form of the Original Sheet No. 35 attached to the testimony of Applicants’ witness Ferguson and to be included in P.S.C. W.VA.  Tariff No. 13 (APCo), is hereby approved.  The ENEC rates approved in the 2012 ENEC Proceeding and as shown on the new Original Sheet No. 34 in APCo’s P.S.C. W. VA.  Tariff No, 13 and Waco’s Tariff No. 18 shall remain in effect following this proceeding for WPCo customers. The rates approved in the 2012 ENEC Proceeding shall be used as they are today to determine the amount of revenue that is applied to the Applicants’ over/under recovery position and shall continue to be carried on

APCo’s books.  The ENEC rates of APCo shall be adjusted downward by an amount equal to the consumer rate relief charges so that the ENEC recovery component and the CRRC component, cumulatively, shall be equal to the ENEC rates charged by WPCo; the foregoing shall have no impact upon the calculation or imposition of the CRRC under this Financing Order.

Rate of Return on Capital Investment.  APCo is authorized to recover an annual rate of return on its capital contribution to BondCo calculated at a rate equal to 5.85%.

B.	Provision of Information; Issuance Advice Letter Procedure and Related Matters

Provision of Information.  APCo shall take all necessary steps to ensure that the Commission, acting directly or through its designated representative or the Commission Financial Advisor, is provided sufficient and timely information so that it can participate fully and in advance regarding all material aspects relating to the structuring, pricing and marketing of the consumer rate relief bonds as described in Findings of Fact Nos. 41 and 42.

Draft of Issuance Advice Letter.  APCo shall submit a draft issuance advice letter to the Commission, acting directly or through its designated representative or the Commission Financial Advisor, for review not more than two weeks prior to the expected date of commencement of marketing of such issuance of consumer rate relief bonds or a shorter period approved by the Commission, acting directly or through its designated representative or the Commission Financial Advisor, pursuant to Findings of Fact Nos. 41 and 42.  Within one week after receipt of the draft issuance advice letter, the Commission, acting directly or through its designated representative or the Commission Financial Advisor, may provide APCo any comments and recommendations regarding the adequacy of the information provided.  The Commission, acting directly or through its designated representative or the Commission Financial Advisor, may agree to waive the proscribed time period for the submission and review of the draft issuance advice letter and any failure to provide written comments to the draft issuance advice letter within the proscribed time period will conclusively evidence a waiver of any objections.

Final Issuance Advice Letter.  Not later than the end of the first business day after the pricing of the consumer rate relief bonds, APCo shall file with the, Commission and submit to the Commission Financial Advisor an issuance advice letter in substantially the form attached as Appendix B to this Financing Order.  As part of the Issuance Advice Letter Procedure, APCo shall provide a certification worded consistently with the statement in the form attached hereto as Appendix B.  The final issuance advice letter shall be completed, shall evidence the actual dollar amount of the initial consumer rate relief charges and other information specific to the consumer rate relief bonds to be issued, and shall certify to the Commission that the structure and pricing of the bond issuance satisfies the Lowest Cost Objective.  In addition, if additional credit enhancements or arrangements to reduce credit risks or enhance marketability are used, the issuance advice letter shall include certification that such additional credit enhancements or other arrangements provide benefits greater than their costs and such costs are reflected in the issuance advice letter.

Evidence of Estimated Savings.  As part of each submission of the draft and the final issuance advice letter, APCo shall include an updated estimate of Ongoing Financing Costs for the first twelve months following issuance, and updated calculations to demonstrate the projected net present value savings to electric utility customers from the issuance.  A discount rate of 10% shall be used to calculate such savings, as agreed upon in the Securitization Joint Stipulation.

Approval to Proceed.  APCo is irrevocably authorized to proceed with the issuance of the consumer rate relief bonds based upon the terms set forth in the issuance advice letter, unless, prior to noon on the fourth business day after the Commission receives the final issuance advice letter, the Commission issues a disapproval letter directing that the bonds as proposed not be issued and the basis for such disapproval.  In such event, APCo may resubmit the issuance advice letter in accordance with the procedures outlined in this Financing Order, or elect to seek recovery of uncollected ENEC Amounts as previously authorized by the Commission or as otherwise authorized by the Commission in subsequent proceedings.

Initial Consumer Rate Relief Charges.  If the Commission does not issue its letter of disapproval, the initial consumer rate relief charges set forth in the issuance advice letter shall become final and effective on the date of issuance of the consumer rate relief bonds (or, if later, the first day of the first billing cycle next following the date of issuance of the consumer rate relief bonds) without any further Commission action.

Future Adjustments for Upfront Financing Costs.  If the actual Upfront Financing Costs are less than the estimated Upfront Financing Costs included in the principal amount securitized, those unused funds shall be deposited into the Collection Account to be available for payment of debt service on the consumer rate relief bonds, and the Periodic Billing Requirement for the first true-up adjustment of the consumer rate relief charge will be reduced by the amount of such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments).

C.	Consumer Rate Relief Charges

Imposition and Collection, Nonbypassability.  APCo is authorized to impose consumer rate relief charges on, and APCo as servicer is authorized to collect from, all of APCo’s existing and future electric utility customers (subject to Findings of Fact Nos. 85 and 87), in an amount sufficient to provide for the timely payment of principal of and interest on the consumer rate relief bonds and all Ongoing Financing Costs.  Such charges shall be nonbypassable as provided in Findings of Fact Nos. 83 through 91.

BondCo’s Rights and Remedies.  Upon the transfer by APCo of the consumer rate relief property to BondCo, all of the rights, title and interest of APCo under this Financing Order shall become consumer rate relief property and BondCo shall have all of the rights, title and interest of APCo with respect to any consumer rate relief property, including, without limitation, the right to impose, charge and collect the consumer rate relief charges authorized by the Financing Order and to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any customer in respect of the consumer rate relief property.  The consumer rate relief property shall upon its creation constitute a present property right and interest which shall continue to exist regardless of whether consumer rate relief charges have been billed, have accrued or have been collected and notwithstanding any requirement that the value or the amount of the property is dependent on the future provision of service to electric utility customers, and shall continue to exist until the consumer rate relief bonds and the Ongoing Financing Costs are paid in full.

Collector of Consumer Rate Relief Charges.  APCo or any successor servicer of the consumer rate relief bonds shall bill a customer for the consumer rate relief charges attributable to that customer through a charge that is separate and apart from APCo’s base rates, in the manner described in Applicants’ testimony and the form of the CRRC Schedule.

Term of Charges.  The consumer rate relief charges shall be imposed, charged and collected until the consumer rate relief bonds and the Ongoing Financing Costs have been paid in full.

Allocation.  APCo shall classify and allocate the consumer rate relief charges among customer rate classes in the manner reflected in Appendix D and described in Finding of Fact No. 94, subject to adjustment through the nonstandard true-up adjustment described in Findings of Fact Nos. 108 through 111.

True-Up Adjustment Mechanism.  Periodic true-up adjustments of the consumer rate relief charges shall be undertaken and conducted as described in this Financing Order as reflected in Findings of Fact Nos. 97 through 114.

Ownership Notification.  APCo shall annually provide retail electric customers with the notice described in Finding of Fact No. 82.

D.	Consumer Rate Relief Property

Creation of Consumer Rate Relief Property.  Creation of the consumer rate relief property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the consumer rate relief property to BondCo and the pledge by BondCo of the consumer rate relief property to secure consumer rate relief bonds.

E.	Consumer Rate Relief Bonds

Issuance.  BondCo is authorized to issue consumer rate relief bonds as specified in this Financing Order.

Collateral.  All consumer rate relief property and other collateral shall be held and administered by the indenture trustee pursuant to the indenture as described in Findings of Fact Nos. 72 through 78.

Upfront Financing Costs.  APCo may recover its Upfront Financing Costs as approved in this Financing Order and through the Issuance Advice Letter Procedure.  Any over-recovery of such costs from the Securitization shall be addressed as described in this Order.  For convenience purposes any of these costs may be paid by BondCo.

Ongoing Financing Costs.  APCo, its assignees and pledgees may recover the actual Ongoing Financing Costs through the consumer rate relief charges.  Ongoing Financing Costs, other than administrative fees and the servicing fees while APCo is serving as servicer, are not fixed by this Financing Order.  Ongoing Financing Costs also include a return on APCo’s capital contribution as described herein.  The initial amount of Ongoing Financing Costs is subject to updating in the issuance advice letter to reflect a change in the size of the consumer rate relief bonds issuance and any decision to issue the bonds in more than one series and other information available at the time of submission of the issuance advice letter.  As provided herein, a successor servicer, other than APCo or an affiliate, may collect a servicing fee up to 1.25% of the original principal balance of the consumer rate relief bonds, or such higher fee as may be approved by the Commission.

Distribution Following Repayment.  Upon the full repayment of the consumer rate relief bonds authorized in this Financing Order and the discharge of the Ongoing Financing Costs, all amounts in the Collection Account, including investment earnings, shall be released by the indenture trustee to BondCo for distribution in accordance with Finding of Fact No. 124.  APCo shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of customers.

Funding of Capital Subaccount.  The capital contribution to the Capital Subaccount shall be funded by APCo from its own capital and not from the proceeds of the sale of consumer rate relief bonds.  APCo may recover, as an Ongoing Financing Cost, an annual rate of return on APCo’s capital contributions into BondCo calculated at the rate equal to 5.85%.  Should federal legislative requirements or SEC regulations subsequently be imposed on APCo that increase the required capital contribution, APCo may recover, also as on Ongoing Financing Cost, an annual return on the invested capital in excess of 0.5% of the original principal balance of the consumer rate relief bonds at 5.85%.  The required revenue, if any, to provide an annual return on any such additional capital to the extent reflected in the Issuance Advice Letter shall be an Ongoing Financing Cost and a component of the Periodic Payment Requirement.

Overcollateralization Subaccount.  APCo is granted the flexibility to fund an overcollateralization subaccount if required to achieve “AAA” or equivalent ratings on the consumer rate relief bonds.  APCo’s proposed use of an overcollateralization account is approved so long as APCo certifies in the issuance advice letter that the enhancements or arrangements provide benefits greater than their cost and that those costs are reflected in the issuance advice letter.

Original Issue Discount.  APCo may use original issue discount in connection with the issuance and pricing of the consumer rate relief bonds, subject to the Issuance Advice Letter Procedure.

Fixed Interest Rates on Bonds.  The consumer rate relief bonds shall be issued using a fixed interest rate and not a floating rate.

Life of Bonds.  The latest scheduled final payment date of the consumer rate relief bonds authorized by this Financing Order shall be not later than fifteen years from the date of issuance, and the latest legal final maturity date shall not be later than eighteen years after issuance.

Amortization Schedule.  The Commission approves, and the consumer rate relief bonds shall be structured to provide, an overall weighted average consumer rate relief charge that is based on substantially levelized annual revenue requirements over the expected life of the consumer rate relief bonds subject to modification in accordance with the true-up adjustment mechanisms adopted in this Financing Order.  The structure employing substantially levelized annual revenue requirements will allow the resulting overall weighted average consumer rate relief charges to remain level or decline over time, if billing determinants remain level or grow.

Commission Participation in Bond Issuance.  The Commission, acting either directly or through its designated representative or the Commission Financial Advisor, shall have the rights specified in this Financing Order to participate fully and in advance regarding all material aspects of the structuring, pricing and marketing of the consumer rate relief bonds (and all parties shall be notified of the designated representative’s role, if utilized), whether such deliberations or decisions occur before or after the filing of the first draft issuance advice letter pursuant to Finding of Fact No. 42.  The Commission and the Commission Financial Advisor shall be provided timely information that is necessary for the Commission to fulfill its obligations hereunder.  Subject to the review of the Commission Financial Advisor and the approval of the Commission through the Issuance Advice Letter Procedure, and subject to the Lowest Cost Objective, the Applicants shall be afforded flexibility to determine whether the consumer rate relief bonds should be sold through a public offering negotiated with one or more underwriters, through a direct sale of securities to investors via a Rule 144A private placement, or through a competitive sale by auction.

Use of BondCo.  APCo shall use BondCo, a special purpose funding entity as proposed in the Application, in conjunction with the issuance of consumer rate relief bonds authorized under this Financing Order.  BondCo shall be funded with an amount of capital that is sufficient for BondCo to assure that the consumer rate relief bonds will be treated as a borrowing of APCo and as debt for federal income tax purposes.  APCo shall contribute capital to BondCo and shall be entitled to a return on such investment as provided above.

F.	Servicing

Servicing Agreement.  The Commission authorizes APCo to enter into the Servicing Agreement containing the provisions generally described in Findings of Fact Nos. 62 through 67 and to perform the servicing duties approved in this Financing Order.  The servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement.  The annual servicing fee payable to APCo while APCo or any affiliate is serving as servicer shall be 0.05% of the original principal balance of the consumer rate relief bonds, plus out-of-pocket costs including, but not limited to, legal and accounting costs.  The annual servicing fee payable to any servicer not affiliated with APCo shall not at any time exceed 1.25% of the original principal balance of the consumer rate relief bonds unless such higher rate is approved by the Commission.  The indemnity provided by APCo under the Servicing Agreement will be enforced by the Commission but will not be enforceable by any retail consumer.

Administration Agreement.  The Commission authorizes APCo to enter into an administration agreement with BondCo as described in the Applicants’ testimony.  The fee charged by APCo as administrator under that agreement shall be $100,000 per annum plus out-of-pocket third party costs.

Servicing and Administration Agreement Revenues.  The servicing and administrative fees collected by APCo, or any affiliate of APCo, acting as either the servicer or the administrator under the Servicing Agreement or administration agreement, respectively, shall be included as a revenue credit and reduce revenue requirements in APCo’s base rate case.  The expenses incurred by APCo or such affiliate to perform obligations under the Servicing Agreement and the administration agreement shall likewise be included as a cost of service in APCo’s base rate case.

Replacement of APCo as Servicer.  Upon the occurrence of an event of default under the Servicing Agreement relating to servicer’s performance of its servicing functions with respect to the consumer rate relief charges, the parties specified in the Servicing Agreement may replace APCo as the servicer in accordance with the terms of the Servicing Agreement.  If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified herein, the appointment of such replacement servicer shall not be effective until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission.  No entity may replace APCo as the servicer in any of its servicing functions with respect to the consumer rate relief charges and the consumer rate relief property authorized by this Financing Order, if the replacement would cause any of the then-current credit ratings of the consumer rate relief bonds to be suspended, withdrawn or downgraded.

Default by Servicer.  In the event of a default by the Servicer in remittance of the consumer rate relief charges collected by it, the Commission shall, in accordance with W.Va. Code §24-2-4f and upon application by (i) the holders of the consumer rate relief bonds or the indenture trustee, as beneficiary of any statutory lien provided by W.Va. Code §24-2-4f, (ii) BondCo or its assignees, or (iii) any pledgee or transferee of the consumer rate relief property, order the sequestration and payment to or for the benefit of BondCo or such other party of the revenues arising with respect to the consumer rate relief property.

Amendment of Agreements.  The parties to the Servicing Agreement, administration agreement, indenture and consumer rate relief property purchase and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the Ongoing Financing Costs without the approval of the Commission.  Any amendment that does not increase the Ongoing Financing Costs shall be effective without prior Commission authorization.  Any amendment to any such agreement that may have the effect of increasing Ongoing Financing Costs shall be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the Ongoing Financing Costs.  The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

Remittance Terms.  The servicer shall remit collections of the consumer rate relief charges to the indenture trustee for BondCo’s account in accordance with the terms of the Servicing Agreement.

G.	Structure of the Securitization

Structure.  The Applicants shall structure the Securitization as proposed in the Application and as modified by the Securitization Joint Stipulation, including that they shall attempt to achieve a bond structure that results in substantially level annual debt service and revenue requirements over the life of the consumer rate relief bonds.

H.	Use of Proceeds

Use of Proceeds.  Upon the issuance of consumer rate relief bonds, BondCo shall pay the proceeds from the sale of the consumer rate relief bonds (after payment of Upfront Financing Costs) to APCo for the purchase price of the consumer rate relief property.  APCo shall apply these net proceeds to redeem, repay, or retire a portion of its existing long-term and/or short-term debt and/or equity.

Report on Use of Proceeds.  The Applicants shall file with the Commission a report showing the receipt and disbursement of proceeds of consumer rate relief bonds, which report shall, if incomplete, be updated periodically until such time as all proceeds have been so accounted for.

I.	Miscellaneous Provisions

Continuing Issuance Right.  APCo has the continuing irrevocable right to cause the issuance of consumer rate relief bonds, in one or more issuances, and consisting of one or more series and tranches, in accordance with this Financing Order.

Internal Revenue Service Private Letter or Other Rulings.  APCo is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, APCo shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the consumer rate relief bonds or any other matter related thereto.  APCo may cause consumer rate relief bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.

Binding on Successors.  This Financing Order, together with the obligation to provide service and to collect and account for consumer rate relief charges authorized herein, shall be binding on APCo and any successor to APCo, including any successor by merger.  Any such successor shall be bound by the requirements of W.Va. Code §24-2-4f(1)(2) and W.Va. Code §24-2-4f(n).  Any such successor shall perform and satisfy all obligations of APCo under this Financing Order, in the same manner and to the same extent as APCo, including the obligation to collect and pay consumer rate relief charges to the person entitled to receive those revenues.  Such successor shall also have the same rights as APCo under this Financing Order, in the same manner and to the same extent as are granted under this Financing order to APCo.

Flexibility.  Subject to compliance with the requirements of this Financing Order, APCo and BondCo shall be afforded flexibility (after consultation with the Commission, acting directly or through its designated representative or the Commission Financial Advisor) in establishing the terms and conditions of the consumer rate relief bonds, including the manner of sale, the repayment schedules, terms, payment dates, collateral, required debt service, required capital subaccount funding, required overcollateralization subaccount funding (if any), interest rates, use of original issue discount and other financing costs and the ability of APCo, at its option, to cause one or more issuances or series of consumer rate relief bonds to be issued.

Effectiveness of Order.  This Financing Order is effective upon issuance.  Notwithstanding the foregoing, no consumer rate relief property shall be created hereunder, and APCo shall not be authorized to impose, charge and collect consumer rate relief charges, until concurrently with the transfer of APCo’s rights hereunder to BondCo in conjunction with the issuance of the consumer rate relief bonds.

Regulatory Approvals.  All regulatory approvals within the jurisdiction of the Commission that are necessary for the issuance of the consumer rate relief bonds and all related transactions contemplated in the Application, are granted.

Payment of Commission’s Costs for Professional Services.  In accordance with W.Va. Code §24-2-4f(b)(11)(I), BondCo shall pay the costs to the Commission of the Commission Financial Advisor in connection with the issuance of the consumer rate relief bonds.

Effect.  This Financing Order constitutes a financing order within the meaning of the Act.  The Commission finds this Financing Order complies with the provisions of the Act.  A financing order gives rise to rights, interests, obligations and duties as expressed in the Act.  It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order.  APCo and any successor servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

Economic Assurances Conditions Satisfied.  Applicants shall comply with the economic conditions set forth in W.Va. Code §24-2-4f(e)(12) as discussed in Finding of Fact No. 125.  Consistent with the irrevocable nature of the consumer rate relief property, however, any breach of such conditions (a) will not impair the consumer rate relief property and (b) any failure to comply with such economic conditions will not adversely affect the consumer rate relief property or the irrevocability of the this Financing Order.

Approval of Affiliated Agreements.  Subject to the review of the substantially final forms of the consumer rate relief property purchase and sale agreement, the Servicing Agreement, the administration agreement and the limited liability company agreement governing BondCo (collectively the “Affiliated Agreements”) and approval in accordance with the Issuance Advice Letter Procedure, the Commission consents to and approves the proposed forms of the Affiliated Agreements (as filed with the Commission on September 19, 2012) for purposes of W.Va. Code §24-2-12, subject to modification as described herein, without approving the specific terms and conditions thereof.  APCo shall file the final versions of the Affiliated

Agreements, reflecting final pricing terms, with the Commission not later than thirty (30) days after the date of delivery of the consumer rate relief bonds.

Further Commission Action.  This Financing Order shall be irrevocable and the Commission shall not reduce, impair, postpone, terminate or otherwise adjust the consumer rate relief charges approved in this Financing Order or impair the consumer rate relief property or the collection of consumer rate relief charges or the recovery of the Total Stipulation Securitization Amount (including Upfront Financing Costs) and Ongoing Financing Costs.  No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this Financing Order.  The Commission guarantees that it will act pursuant to this Financing Order to ensure that expected consumer rate relief charges are sufficient to pay on a timely basis scheduled principal of and interest on the consumer rate relief bonds issued pursuant to this Financing Order and the Ongoing Financing Costs in connection with the consumer rate relief bonds.

All Other Motions Denied.  All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

IT IS FURTHER ORDERED that the Commission Executive Secretary serve a copy of this order by electronic service on all parties of record who have filed an e-service agreement, by United States First Class Mail on all parties who have not filed an e-service agreement, and on Staff by hand delivery.

Appendix A
Financing Order

ESTIMATED UPFRONT FINANCING COSTS

Underwriters’ Fees	$
APCo’s/BondCo Counsel and Underwriters’ Counsel Legal Fees & Expenses	$
Rating Agencies’ Fees	$
APCo’s Financial Advisor Fees & Expenses	$
Commission Financial Advisor Fees & Expenses	$
SEC Registration Fee	$
Printing/Edgarizing Expenses	$
Miscellaneous Administrative Costs, including Original Issue Discount & Underwriters’ Out-of-Pocket Expenses	$
Accountant’s Fees	$
Servicer’s Set-Up Costs	$
Trustee’s/Trustee Counsel’s Fees & Expenses	$
BondCo Set-Up Costs	$
TOTAL ESTIMATED UPFRONT FINANCING COSTS SECURITIZED*	$

* Although the actual estimate is set forth above, pursuant to the Financing Order the maximum allowable Upfront Financing Costs to be included in the Securitization is equal to sum of (1) the fees charged and costs incurred by the Commission Financial Advisor and (2) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission financial Advisor) actually incurred by the Applicants.

A-1

Appendix A
Financing Order

ESTIMATED ONGOING FINANCING COSTS

ANNUAL AMOUNT
Ongoing Servicer Fees (APCo or affiliate as servicer)	$
Administration Fees	$
Accountant’s Fees	$
Legal Fees/Expenses for Applicants’/BondCo’s Counsel	$
Trustee’s/Trustee Counsel Fees & Expenses	$
Independent Managers’ Fees	$
Rating Agency Fees	$
Printing/Edgarization Expenses	$
Return on Capital Contribution at 5.85% per annum	$
Miscellaneous	$
TOTAL (APCO AS SERVICER) PROJECTED ANNUAL ONGOING QUALIFIED COSTS	$
Ongoing Servicer Fees (Third Party as Servicer — 1.25% of original principal balance)	$
Other Servicing Fees	$
TOTAL (THIRD PARTY AS SERVICER) PROJECTED ONGOING FINANCING COSTS	$

Note:  The amounts shown for each category of operating expense on this attachment are the expected expenses for the first twelve months of the consumer rate relief bonds.  Consumer rate relief charges will be adjusted at least annually to reflect any changes in Ongoing Financing Costs through the true-up process described in the Financing Order.

A-2

Appendix B
Financing Order

FORM OF ISSUANCE ADVICE LETTER

______ day, __________, 20_

PUBLIC SERVICE COMMISSION OF WEST VIRGINIA

SUBJECT:  ISSUANCE ADVICE LETTER FOR CONSUMER RATE RELIEF BONDS

Pursuant to the Financing Order dated _______, 2013 and adopted in Petition for consent and approval of application to securitize uncollected expanded net energy costs pursuant to W.Va. Code §24-2-4f and affiliated agreements pursuant to W.Va. Code §24-2-12, Case No. 12- 1188-E-PC (the “Financing Order”), APPALACHIAN POWER COMPANY (“APCo”) hereby submits the information referenced below.  This Issuance Advice Letter is for the [BondCo] consumer rate relief bonds series [], tranches [].  Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.  Pursuant to the Act and the Financing Order, APCo is irrevocably authorized to proceed with the issuance of the Consumer Rate Relief Bonds based upon the terms set forth in this final Issuance Advice Letter, unless, prior to noon on [date], the Commission issues a disapproval letter directing that the bonds as proposed not be issued and the basis for such disapproval.

PURPOSE

This filing provides the following information:

PART I	The Fixed Stipulation Securitization Amount and Upfront Financing Costs being securitized;
PART II	The final terms and structure of the consumer rate relief bonds issued;
PART III	An updated Schedule of the Upfront Financing Costs and Ongoing Financing Costs
PART IV	The initial consumer rate relief charge for retail customers; and
PART V	Savings Calculation (for informational purposes only).

Appendix B
Financing Order

PART I:
CALCULATION OF SECURITIZED
CONSUMER RATE RELIEF COSTS
AND UPFRONT FINANCING COSTS

Fixed Stipulation Securitization Amount	$
Estimated Upfront Financing Costs (See Part III)*	$
TOTAL SECURITIZED CONSUMER RATE RELIEF COSTS AND UPFRONT FINANCING COSTS	$

* Although the actual estimate is set forth above, pursuant to the Financing Order the maximum allowable Upfront Financing Costs to be included in the Securitization is equal to sum of (1) the fees charged and costs incurred by the Commission Financial Advisor and (2) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants.

Appendix B
Financing Order

PART II:
FINAL TERMS AND STRUCTURE OF CONSUMER RATE RELIEF BONDS

Consumer Rate Relief Bond Series:  _________
Consumer Rate Relief Bond Issuer:  [BondCo]
Trustee:
Issuance Date:  _________, 20_
Bond Ratings:  Aaa, AAA, [Insert names of final Rating Agencies]
Amount Issued:  $_______
Upfront Financing Costs $_______ (See Part III);

Tranche	Coupon Rate	Expected Final Maturity	Legal Final Maturity
A-1	________%	__/__/____	__/__/____
A-2	________%	__/__/____	__/__/____

Effective Weighted Average Interest Rate of consumer rate relief bonds:	_____%
Life of the Series:	years
Weighted Average Life of Series:	years
Call provisions (including premium, if any):
Target Amortization Schedule:	Attachment 1, Schedule A
Target Final Maturity Dates:	Attachment 1, Schedule A
Legal Final Maturity Dates:	Attachment 1, Schedule A
Payments to Investors:	Semiannually Beginning ______, 20

Appendix B
Financing Order

PART III:
ESTIMATED UPFRONT FINANCING COSTS

Underwriters’ Fees	$
APCo’s/BondCo Counsel and Underwriters’ Counsel Legal Fees & Expenses	$
Rating Agencies’ Fees	$
APCo’s Financial Advisor Fees & Expenses	$
Commission Financial Advisor Fees & Expenses
SEC Registration Fee	$
Printing/Edgarizing Expenses	$
Miscellaneous Administrative Costs, including Original Issue Discount & Underwriters’ Out-of-Pocket Expenses	$
Accountant’s Fees	$
Servicer’s Set-Up Costs	$
Trustee’s/Trustee Counsel’s Fees & Expenses	$
BondCo Set-Up Costs	$
TOTAL ESTIMATED UPFRONT FINANCING COSTS SECURITIZED*	$

* Although the actual estimate is set forth above, pursuant to the Financing Order the maximum allowable Upfront Financing Costs to be included in the Securitization is equal to sum of (1) the fees charged and costs incurred by the Commission Financial Advisor and (2) the lesser of $5,750,000 or the actual aggregate amount of the other Upfront Financing Costs (i.e., other than the fees and costs of the Commission Financial Advisor) actually incurred by the Applicants.

Appendix B
Financing Order

ESTIMATED ONGOING FINANCING COSTS

ANNUAL AMOUNT
Ongoing Servicer Fees (APCo or affiliate as servicer)	$
Administration Fees	$
Accountant’s Fees	$
Legal Fees/Expenses for Applicants’/BondCo’s Counsel	$
Trustee’s/Trustee Counsel Fees & Expenses	$
Independent Managers’ Fees	$
Rating Agency Fees	$
Printing/Edgarization Expenses	$
Return on Capital Contribution at 5.85% per annum	$
Miscellaneous	$
TOTAL (APCO AS SERVICER) PROJECTED ANNUAL ONGOING QUALIFIED COSTS	$
Ongoing Servicer Fees (Third Party as Servicer — 1.25% of original principal balance)	$
Other Servicing Fees	$
TOTAL (THIRD PARTY AS SERVICER) PROJECTED ONGOING FINANCING COSTS	$

Note:  The amounts shown for each category of operating expense on this attachment are the expected expenses for the first twelve months of the consumer rate relief bonds.  Consumer rate relief charges will be adjusted at least annually to reflect any changes in Ongoing Financing Costs through the true-up process described in the Financing Order.

Appendix B
Financing Order

PART IV:
INITIAL CONSUMER RATE RELIEF CHARGES

Monthly billings to APCo’s retail customers will include consumer rate relief charge amounts pursuant to the following rates applied to billed kilowatt-hours and, as applicable, kilowatts, whether metered or unmetered (excluding electric energy that is both produced and consumed by a self-generating customer behind the meter calculating that customer’s usage):

TABLE IV
Rate Class	Initial Consumer Rate Relief Charge Rate

The workpapers for such calculations are attached as Attachment 2.

Appendix B
Financing Order

PART V:

ESTIMATED SAVINGS

Estimated savings for customers (calculated at an assumed discount rate of 10%) are shown on the workpapers included as Attachment 3.

Appendix B
Financing Order

CERTIFICATION

APCo hereby certifies the following:

1.           Based upon information known or reasonably available to APCo, its officers, agents and employees, the structuring and pricing of the Consumer Rate Relief Bonds and the imposition of the proposed consumer rate relief charges are just and reasonable, and are reasonably expected to achieve the lowest reasonably attainable cost in order to produce cost savings to APCo’s customers and to mitigate rate impact on APCo’s customers, as compared to traditional financing mechanisms or traditional cost recovery methods available to APCo.

2.           [If additional credit enhancements or arrangements to enhance marketability are used, APCo to add certification that such enhancements are expected to provide benefits in excess of their cost as provided in Finding of Fact No. 58 of the Financing Order.]

NOTICE

This letter is submitted for informational purposes only.

AUTHORIZED OFFICER

This undersigned is an officer of APCo and is authorized to deliver this Issuance Advice Letter on behalf of APCo.

Respectfully submitted,

APPALACHIAN POWER COMPANY, doing business as AMERICAN ELECTRIC POWER

By:

Name:

Title:

Appendix B
Financing Order

ATTACHMENT 1
SCHEDULE A
CONSUMER RATE RELIEF BOND REVENUE REQUIREMENT INFORMATION

SERIES _____, TRANCHE _____

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES _____, TRANCHE _____

Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

ATTACHMENT 2
[Workpapers]

ATTACHMENT 3
[Workpapers]

Appendix C
Financing Order

FORM OF STANDARD TRUE-UP REQUEST LETTER

[date]

[name]
[Title]
Public Service Commission of West Virginia
[address]

Re:  Consumer Rate Relief Costs Financing Order; Case No. 12-1188-E-PC

Dear [______]:

Pursuant to the Commission’s Financing Order adopted on [          ], 2013, in the above-referenced matter (the “Financing Order”), Appalachian Power Company doing business as American Electric Power (“APCo”), APCo, as servicer of the consumer rate relief bonds, submits this filing for a mandatory [optional][standard] true-up adjustment to the consumer rate relief charges.  Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

APCo has calculated the true-up adjustment in accordance with the methodology and adjustment mechanism approved in the Financing Order.  Attachment 1 is APCo’s Rider [CRRC] Attachment A which shows the resulting values of the consumer rate relief charge rates for each rate class of customers, as calculated in accordance with such methodology and adjustment mechanism.  APCo has attached its work papers showing the true-up calculation as Attachment 2.

Pursuant to the Financing Order, the consumer rate relief charge rates shall go into effect on [insert date which is no earlier than 15 days subsequent to date of submission], which is the first day of the billing cycle of _____, _____.  The Commission will have 15 days after the filing date in which to confirm the mathematical accuracy of the true-up adjustment to the consumer rate relief charges.  Any mathematical correction to the true-up adjustment will be made in the next true-up adjustment filing and will not delay the effectiveness of the consumer rate relief charges requested herein on the effective date set forth in this request.

Respectfully submitted,
APPALACHIAN POWER COMPANY, doing business as AMERICAN ELECTRIC POWER

By:
Name:
Title:

Attachments

Appendix C
Financing Order

ATTACHMENT 1

Monthly billings to APCo’s retail customers shall include consumer rate relief charge amounts pursuant to the following rates applied to billed kilowatt-hours and, as applicable, kilowatts, whether metered or unmetered (excluding electric energy that is both produced and consumed by a self-generating customer behind the meter calculating that customer’s usage):

Revenue Group	CRR Rate Class	Corresponding Tariff Class	CRR Rate (¢kWh)/($/kW)

Residential	Residential	Residential
Commercial	Secondary	SWS, SGS, SS Secondary and GS Secondary
	Primary	SS & GS Primary
	Subtransmission	GS – Subtransmission
	Special Contract C	Special Contract C
	Athletic Fields	SS –AF & GS – AF
	OL & SL	OL & SL
Industrial	Secondary	LCP & IP Secondary
	Primary	LCP & IP Primary
	Subtransmission	LCP & IP Subtransmission
	Transmission	LCP & IP Transmission; Special Contract K
	Special Contract A	Special Contract A
	Special Contract B	Special Contract B
	Special Contract D	Special Contract D
	Special Contract I	Special Contract I

Appendix C
Financing Order

ATTACHMENT 2
WORKPAPERS

Appendix D
Financing Order

SUMMARY OF SECURITIZED CONSUMER RATE RELIEF CUSTOMER RATE CLASS
AND REVENUE GROUP ALLOCATIONS
CASE NO. 12-1188-E-PC

See Attached.

D-1

Appendix D
Financing Order

Existing Tariff Classes	ID	Existing Tariff Class Allocation Percentage Before Upfront Financing Costs ***	CRR Rate Classes	Tariff ID	Total CRR Rate Class Allocation Percentage Before Upfront Financing Costs ***	Total CRRC Allocation Percentage After Upfront Financing Cost ***
RS	(a)	38.65%	CRR Residential	(a)	38.65%	38.68%

SWS	(b)	0.48%	CRR Commercial – Secondary	(b) (c) (d) (g) (h) (j)	20.63%	20.62%
SGS	(c)	1.57%	CRR Commercial – Primary	(e) (k) (i)	2.00%	2.00%
SS
-SEC	(d)	2.11%
-PRI	(e)	0.39%	CRR Commercial – Subtrans	(l)	0.14%	0.14%
-AF	(f)	0.03%
GS: TOD
-SEC ON-PEAK	(g)	0.07%	CRR Commercial – Trans	(m)	0.00%	0.00%
-SEC OFF-PEAK	(h)	0.05%
GS: TOD-PRI*	(l)	0.00%
GS			CRR – Commercial – Spec Contract	(o)	0.00%	0.00%
-SEC	(i)	16.35%
-PRI	(k)	1.61%
-SUBTRANS	(l)	0.14%	CRR Commercial – Athletic Field	(f) (n)	0.04%	0.03%
-TRANS	(m)	0.00%
-AF	(n)	0.01%
OL	(p)	0.32%	CRR Commercial – Outdoor Lighting	(p) (q)	0.44%	0.44%
SL	(q)	0.12%
SPECIAL CONTRACT C	(o)	0.00%

LCP / IP
-SEC	(r)	1.57%	CRR Industrial – Secondary	(r)	1.57%	1.56%
-PRI	(s)	10.29%	CRR Industrial – Primary	(s)	10.29%	10.27%
-SUBTRANS	(t)	11.89%	CRR Industrial – Subtransmission	(t)	11.89%	11.89%
-TRANS	(u)	8.16%	CRR Industrial – Transmission	(u)	8.16%	8.16%
SPECIAL CONTRACT A	(v)	2.47%	CRR Industrial – Special Contract A	(v)	2.47%	2.47%
SPECIAL CONTRACT B	(w)	2.12%	CRR Industrial – Special Contract B	(w)	2.12%	2.13%
SPECIAL CONTRACT D	(x)	0.56%	CRR Industrial – Special Contract D	(x)	0.56%	0.57%
SPECIAL CONTRACT H	(y)	0.00%	CRR Industrial – Special Contract H	(y)	0.00%	0.00%
SPECIAL CONTRACT I	(z)	1.04%	CRR Industrial – Special Contract I	(z)	1.04%	1.04%
SPECIAL CONTRACT K**			CRR Industrial – Special Contract K**

TOTALS	100.00%	100.00%	100.00%

*     At the time of the filing in this proceeding, there were no customers on the GS Primary TOD tariff.

**     For purposes of this allocation schedule, Special Contract K is included in LCP/IP Transmission

***  The existing tariff class allocation factors and first column of CRR Rate Class allocation factors do not include the up-front financing costs that will be allocated to each tariff class.  The up-front financing costs will be functionalized as 50% demand and 50% energy and allocated based on the ENEC demand and energy allocation factors.  The second column of CRR Rate Class allocation factors reflects the allocation that would result if upfront financing costs equaled $5.75 million.  Actual upfront financing costs will not be known until issuance of the final advice letter.  Since changes in upfront financing costs of plus or minus $1 million would not change the allocation factors in the final column of CRR Rate Class allocation factors, the Commission adopts these allocation factors for determination of the final CRR Class Rates.

D-2